Exhibit 10.2

PRODUCT DEVELOPMENT AND LICENSE AGREEMENT

BY AND BETWEEN

SHIRE LLC

AND

DURAMED PHARMACEUTICALS, INC.

DATED AS OF AUGUST 14, 2006

PRODUCT DEVELOPMENT AND LICENSE AGREEMENT

     This PRODUCT DEVELOPMENT AND LICENSE AGREEMENT (the “Agreement”) is dated as of August 14, 2006 by and among SHIRE LLC, a Kentucky limited liability company having a principal place of business at 9200 Brookfield Court, Florence, Kentucky 41042 (together with its Affiliates, “Shire”), SHIRE plc, a British public limited company having a principal place of business at Hampshire International Business Park, Chineham, Basingstoke, England RG24 8EP, solely for purposes of the provisions of Section 15.10 of this Agreement, and DURAMED PHARMACEUTICALS, INC., a Delaware corporation having a place of business at 400 Chestnut Ridge Road, Woodcliff Lake, NJ 07677 (“Duramed”). Shire and Duramed are sometimes referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

     WHEREAS, Duramed is a pharmaceutical company focused on developing novel pharmaceuticals that are safer and improved versions of widely-prescribed pharmaceutical products, including cervical ring-based female healthcare products;

     WHEREAS, Shire is a worldwide, specialty pharmaceutical company engaged in the development, manufacturing and marketing of pharmaceutical products;

     WHEREAS, Duramed has made a considerable investment in developing certain cervical and vaginal ring technology;

     WHEREAS, Duramed has been conducting research and development on certain pharmaceutical products that use such ring technology with certain pharmaceutical compounds; and

     WHEREAS, pursuant to the terms and conditions of this Agreement, the Parties desire to cooperate on the continued research and development of such pharmaceutical products, and research and development on other pharmaceutical products that use such ring technology with pharmaceutical compounds, with the results of such cooperation to be commercialized by Shire in the Shire Territory and by Duramed in the Duramed Territory.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

     1.1 “Act” means the United States Federal Food, Drug and Cosmetics Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.

     1.2 “Affiliate” means a Person that controls, is controlled by or is under common control with a Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such stock shall not necessarily preclude the existence of control), or by contract or otherwise.

     1.3 “Business Day” means any day other than (a) Saturday or Sunday or (b) any other U.S. Federal holiday.

     1.4 “cGCP” means the current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including the requirements in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

     1.5 “cGLP” means current Good Laboratory Practices (i) as promulgated under the Act at 21 C.F.R. Part 58, as the same may be amended or re-enacted from time to time and (ii) as required by Law in countries other than the United States where non-clinical laboratory studies are conducted.

     1.6 “cGMP” means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products as each may be amended from time to time, (b) the principles detailed in the ICH Q7A guidelines, (c) Laws promulgated by any Governmental Authority in any country having jurisdiction over Manufacturing or (d) guidance documents promulgated by any Governmental Authority in any country having jurisdiction over Manufacturing (including but not limited to advisory opinions, compliance policy guides and guidelines).

     1.7 “Clinical Trial Costs” means the [*] incurred by a Party or its Affiliates that is specifically attributable or reasonably allocable to the conduct of clinical trials, and which is payable (a) in the case of such clinical trials conducted by a clinical research organization (“CRO”) or other Third Party on behalf of a Party or its Affiliates, as an out-of-pocket expense to such a CRO, or (b) in the case of such clinical trials conducted by a Party or its Affiliates, at such Party’s or its Affiliate’s actual cost including internal costs and direct expenses.

     1.8 “Collaboration Intellectual Property” means any Inventions, Improvements, Patents, Know-How, or other intellectual property (whether patentable or not) (i) conceived, developed or reduced to practice by either Party or its Affiliates, alone or jointly with each other or a Third Party, during the Reimbursement Period in connection with any Development Plan or the Development of Collaboration Products hereunder, or (ii) existing as of the date of this

Agreement and Controlled by Duramed and its Affiliates and related to Collaboration Products or the Development, use or Commercialization of a Collaboration Product.

     1.9 “Collaboration Patents” means any and all Patents included in the Collaboration Intellectual Property.

     1.10 “Collaboration Product” means:

(a)	(i) a pharmaceutical product formulated as a cervical or vaginal ring product that contains or comprises any Compound(s) initially identified on Exhibit A hereto, (ii) any [*], and (iii) any and all Improvements to the foregoing, in each case made during the Reimbursement Period and for which Shire has reimbursed Development Expenses during the Reimbursement Period; and

(b)	the levonorgestrel/ethinyl estradiol tablets 0-15 mg/0.03 mg and ethinyl estradiol tablets 0.01 mg extended-cycle oral contraceptive product of Duramed approved by the FDA on May 25, 2006 under New Drug Application number [*] (“Seasonique”).

     1.11 “Commercialization” means any and all activities directed to the commercial Manufacturing, marketing, offering for sale and selling of a pharmaceutical product. In addition, “Commercialize” means to engage in any of the foregoing activities.

     1.12 “Compound” means any of the compounds set forth on Exhibit A.

     1.13 “Control” means with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

     1.14 “Development” means all activities relating to the research, development of, and obtaining Regulatory Approval for, a pharmaceutical product, including all test method development, stability testing, toxicology, formulation, process development, cGMP audits (excluding any audits for commercial Manufacture), cGLP audits, cGCP audits, validation, quality assurance/quality control development, preclinical and clinical testing and studies, regulatory affairs and outside counsel regulatory legal services relating to any of the foregoing, and any activities relating to the Manufacture of pharmaceutical products other than commercial quantities thereof.

     1.15 “Development Expenses” means the expenses incurred by Duramed or its Affiliates from and after the Effective Date in carrying out a Development Plan and specifically attributable or reasonably allocable to the Development of a Collaboration Product, including [*] incurred in connection with (i) a Global Development Plan pursuant to Section 3.2.2(c), and/or (ii) seeking Regulatory Approval of a Collaboration Product in [*]. Development Expenses shall include, but are not limited to expenses arising from: [*] for the [*] a Governmental Authority to obtain Regulatory Approval of a Collaboration Product in the United States; and [*] and[*] Collaboration Products[*]. Development Expenses shall exclude (i) [*], (ii) [*] incurred in connection with seeking Regulatory Approval outside [*] other than in connection with a Global Development Plan pursuant to 3.2.2(c), (iii) [*], and (iv) [*].

     1.16 “Diligent Efforts” means, with respect to a Party, the efforts and resources that would be used by such Party consistent with prevailing pharmaceutical industry standards for a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential taking into account safety, efficacy and the competitiveness of alternative products in the market or under development.

     1.17 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a pharmaceutical product as a drug in a regulatory jurisdiction, including a new drug application (“NDA”) or supplemental new drug application or any amendments thereto submitted to the FDA.

     1.18 “Duramed Territory” means the United States, Canada, Albania, Austria, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Hungary, Liechtenstein, Moldova, Poland, Romania, Russia, Slovakia, Slovenia, Switzerland, Ukraine, Kazakhstan, Macedonia, Lithuania, Latvia, Azerbaijan, Armenia and Georgia, and their respective territories and possessions; provided, however, that in the event that Pliva, dd does not become an Affiliate of Duramed within twelve (12) months of the Effective Date, the Duramed Territory shall thereafter mean only the United States and Canada.

     1.19 “Effective Date” means the effective date as set forth in that certain Settlement Agreement, dated as of August 14, 2006, by and between the Parties (the “Settlement Agreement”).

     1.20 “EMEA” means the European Medicines Agency or any successor agency thereto.

     1.21 “FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

     1.22 “First Commercial Sale” means, with respect to a pharmaceutical product and on a country-by-country basis, the first commercial sale after receipt of Regulatory Approval of such product in such country. Sales for clinical studies, compassionate use, named patient programs, sales under a treatment IND, test marketing, any nonregistrational studies, or any similar instance where the product is supplied with or without charge shall not constitute a First Commercial Sale.

     1.23 “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

     1.24 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (a) any government of any country, (b) a federal, state, province, county, city or other political subdivision thereof or (c) any supranational body, including without limitation the FDA and the EMEA.

     1.25 “Improvement” means any enhancement or modification of (a) a Collaboration Product’s or Ring Product’s dosage, dosage form or indication, (b) the cervical or vaginal ring, for Ring Products and Collaboration Products based on a cervical or vaginal ring, (c) a [*] that is not a cervical or vaginal ring product, or (d) the process or method for the Manufacture of a Collaboration Product or Ring Product, in each case whether or not patentable, that is developed by or for, invented or acquired by, or comes under the Control of, Duramed or Shire or their respective Affiliates during the Term; provided, however, that (x) with respect to a Ring Product, or a Collaboration Product based on a cervical or vaginal ring, an Improvement shall not include any modification or improvement not used for a cervical or vaginal ring product, and for modifications or improvements used for a cervical or vaginal ring products, only to the extent used for such products, (y) with respect to a [*] that is not a cervical or vaginal ring product, an Improvement shall not include any other delivery system or formulation involving the same compound; provided, however, that if Duramed ceases development of such [*] or an NDA for such [*] was not approved, and Duramed commences development of another delivery system or formulation involving the same compound for such [*] during the Reimbursement Term, such delivery system or formulation involving such compound shall be included as an Improvement, and (z) with respect to a Collaboration Product, Improvements shall not include any active pharmaceutical ingredient other than the applicable Compound, and with respect to a Ring Product, Improvements shall not include any compounds other than [*].

     1.26 “IND” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).

     1.27 “Invention” means any discovery (whether patentable or not) conceived during the Term and potentially useful for the Manufacture, use, Development or Commercialization of a product.

     1.28 “Know-How” means any non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, ideas, discoveries, inventions, improvements, trade secrets, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), clinical study protocols, analytical and quality control data, stability data, studies and procedures, drawings, plans, designs, diagrams, sketches, technology, documentation, and patent-related and other legal information or descriptions.

     1.29 “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

     1.30 “Losses” means any and all liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, that the term “Losses”

shall not include any special, consequential, indirect, punitive or similar damages, except to the extent actually paid by a Party pursuant to any Third Party Claim.

     1.31 “Manufacture” means all activities related to the manufacturing of a pharmaceutical product, or any ingredient thereof, for Development or for commercial sale, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing.

     1.32 “Patent” means (a) patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent, (b) pending applications for patents, including without limitation continuations, continuations-in-part, divisional, provisional and substitute applications, and inventors’ certificates, (c) all foreign counterparts of any of the foregoing, and (d) all priority applications of any of the foregoing.

     1.33 “Patent Expenses” means the fees and expenses of outside counsel and payments to Third Parties incurred after the Effective Date in connection with the preparation, filing, prosecution and maintenance of the Collaboration Patents, including the costs of patent interference and opposition proceedings, net of any reimbursement of such expenses by Third Parties.

     1.34 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

     1.35 “Regulatory Approval” means all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of a pharmaceutical product in a regulatory jurisdiction.

     1.36 “Ring Intellectual Property” means (i) Collaboration Intellectual Property and (ii) any Patents and Know-How (whether patentable or not) existing as of the date of this Agreement and Controlled by Duramed and its Affiliates and related to pharmaceutical products formulated as a cervical or vaginal ring.

     1.37 “Ring Product” means a cervical or vaginal ring product containing the pharmaceutical product known as [*], and any Improvements thereto created by Shire pursuant to the license granted under Section 10.1.

     1.38 “Shire Territory” means all countries in the world, together with their territories and possessions, other than the countries, territories and possessions that are part of the Duramed Territory.

     1.39 “Shire Territory Global Development Expenses” means those Development Expenses of Duramed approved under the Global Development Plan solely with respect to obtaining Regulatory Approval of Collaboration Products in the Shire Territory. For the avoidance of doubt, any other Development Expenses of Duramed approved under the Global Development Plan, including for obtaining Regulatory Approval of Collaboration Products in the United States shall not be considered Shire Territory Global Development Expenses.

     1.40 “Supply Agreement” means the supply agreement between Duramed and Shire for the supply of finished Collaboration Products attached hereto as Exhibit B.

     1.41 “Third Party” means any entity other than Duramed or Shire or their respective Affiliates.

     1.42 “Valid Claim” means (a) any claim of an issued and unexpired patent within a Patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or (b) a pending claim in a pending patent application within a Patent. Notwithstanding subsection (b) above, in the event that a pending claim in a pending patent application does not issue as a valid and enforceable claim in an issued patent within seven (7) years after the earliest date from which such patent application claims priority, such a pending claim shall not be a Valid Claim, unless and until such pending claim subsequently issues as a claim in an issued patent meeting the criteria set forth in clause (a) above, in which case such claim shall be reinstated and be deemed to be a Valid Claim as of the date of issuance of such patent.

Interpretation. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; (d) “including” shall be deemed followed by “without limitation”, “but not limited to” or words of similar meaning; and (e) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

Additional Definitions. Each of the following definitions is set forth in the Section of this Agreement indicated below:

Agreement	Preamble
Breaching Party	Section 14.2
Carryover Expenses	Section 7.2.1
Ceased Collaboration Product	Section 14.3.1
Collaboration Manager	Section 2.4
Collaboration Product INDs	Section 13.3(b)
Confidential Information	Section 11.1.1
Development Plan	Section 3.2.1
Disclosing Party	Section 11.1.1
Dollars	Section 17.7
Duramed	Preamble
Duramed Marks	Section 12.7.3

Global Development Plan	Section 3.2.2(c)
Indemnification Claim Notice	Section 15.2
Indemnified Party	Section 15.2
Indemnifying Party	Section 15.2
Indemnitee	Section 15.2
Indemnitees	Section 15.2
Maximum Annual Reimbursement Amount	Section 7.2.1
Maximum Quarterly Reimbursement Amount	Section 7.2.1
Maximum Reimbursement Amount	Section 7.2.1
Milestone Payments	Section 7.2.1
NDA	Section 1.17
Notifying Party	Section 14.2
Parties	Preamble
Party	Preamble
Receiving Party	Section 11.1.1
Recovery	Section 12.4.2(c) (iv)
Reimbursement Period	Section 7.2.1
Reimbursable Expenses	Section 7.2.1
[*]	Section 3.4
[*]	Section 3.4
[*]	Section 3.4
[*]	Section 3.4
[*]	Section 3.4
Representatives	Section 16.1
Seasonique	Section 1.10
Settlement Agreement	Section 1.19
Shire	Preamble
Shire Marks	Section 12.7.3
Steering Committee	Section 2.4
Term	Section 14.1
Third Party Claim	Section 15.1.1
$	Section 17.7

     ARTICLE 2
PRODUCT DEVELOPMENT

     2.1 General. The general purpose of this Agreement is the Development and Commercialization of Collaboration Products.

     2.2 Exclusive Development of Certain Ring Products. Duramed acknowledges and agrees that during the Reimbursement Period, all Development of pharmaceutical products comprising a cervical or vaginal ring that contains or comprises any of the Compound(s) identified on Exhibit A hereto by Duramed or its Affiliates, shall be undertaken exclusively with Shire pursuant to the terms of this Agreement.

     2.3 Collaboration Managers. Each Party shall appoint a senior representative having a general understanding of development, regulatory, manufacturing and marketing issues to act as its Collaboration Manager (a “Collaboration Manager”). Each Collaboration Manager shall be primarily responsible for facilitating the flow of information and otherwise promoting communications and collaboration between the Parties and also internally within the respective Parties. Each Collaboration Manager shall also be responsible for:

               (a) facilitating coordination among the various functions representatives of Duramed or Shire, as appropriate; and

               (b) providing single-point communication for seeking consensus both internally within the respective Party’s organization and together regarding strategy, planning, development, regulatory and manufacturing issues.

     2.4 Steering Committee. As soon as practicable after the Effective Date, the Parties shall form a Steering Committee (the “Steering Committee”), which shall function in accordance with the Steering Committee charter attached hereto as Exhibit C. The members of the Steering Committee shall cooperate in good faith to effectively implement this Agreement and to amicably resolve any disputes or disagreements related to the implementation hereof.

ARTICLE 3
DEVELOPMENT OF COLLABORATION PRODUCTS

     3.1 Overview. Subject to the terms and conditions of this Agreement, (a) Duramed shall be responsible for the Development of Collaboration Products for Commercialization in the Duramed Territory, and (b) Shire shall be responsible for the Development of Collaboration Products for Commercialization in the Shire Territory.

     3.2 Development Plans.

          3.2.1 Scope. The Development of each Collaboration Product under this Agreement shall be governed by a development plan (each, a “Development Plan”). Each Development Plan shall be developed by the responsible Party for review and comment by the Steering Committee, with the overall objective of achieving the commercial potential of the Collaboration Product. Each Development Plan shall describe the proposed overall program of Development for the Collaboration Product for each indication in the Duramed Territory and Shire Territory, as applicable, including [*] and [*] and [*] Regulatory Approval, as well as [*] Drug Approval Applications and Regulatory Approvals. Each of Duramed’s Development Plans shall include a budget for Development Expenses, including separately [*] during the Reimbursement Period.

          3.2.2 Preparation and Review of Development Plans.

               (a) The Development Plan for the Development by Duramed of Collaboration Products for Commercialization in the Duramed Territory shall be prepared by Duramed and shall be delivered to the Steering Committee. Duramed shall consider in good faith any comments from the Steering Committee. The current Development Plans for existing Collaboration Products are attached as Exhibit D hereto.

               (b) The Development Plan for the Development by Shire of Collaboration Products for Commercialization in the Shire Territory shall be prepared by Shire and shall be delivered to the Steering Committee. Shire shall consider in good faith any comments from the Steering Committee.

               (c) In the event the Steering Committee unanimously agrees that a Collaboration Product (or any aspect of its Development) should be Developed under a global Development program, the Steering Committee shall prepare a global Development Plan (each, a “Global Development Plan”). Once a Global Development Plan is agreed to, [*] under such Global Development Plan. The Development Expenses incurred in the conduct of Development under a Global Development Plan shall be subject to reimbursement pursuant to Section 7.2.

          3.2.3 Updates to Development Plans. As early as necessary in [*] beginning with the [*] after the Effective Date, or otherwise as may be required during any [*], Duramed, Shire or the Steering Committee, as applicable, shall update and prepare the Development Plan for any Collaboration Products for the following [*] to take into account completion, commencement or cessation of Development activities not contemplated by the then-current Development Plan, and submit such proposed, updated Development Plan to the Steering Committee for its review and comment no later than [*].

          3.2.4 Diligence. Each Party shall use Diligent Efforts to carry out the Development of each Collaboration Product for Commercialization. Notwithstanding the foregoing, each Party acknowledges that the other Party makes no representations and/or warranties that any Development Plan will be successful or that the activities hereunder will result in any Collaboration Products suitable for Commercialization.

     3.3 [*] of Collaboration Products. Duramed shall have the right, [*] Development of a then-existing Collaboration Product. Duramed shall not directly or indirectly, alone or with or through a Third Party, [*] Development [*] Collaboration Product[*] provided, however, that in the event [*], Duramed shall have the right [*] Development of such [*]Collaboration Product [*] hereunder to the [*] Development. If Duramed [*] Collaboration Product [*] Development [*] in the [*] in respect of which [*], Shire may [*] Development and Commercialization of such Collaboration Product [*]; provided, however, [*]Development.

     3.4 [*]. In the event that Duramed [*] Development of a [*] Collaboration Product, Duramed may, [*] such Collaboration Product [*]. Duramed shall deliver to Shire a [*] Development of the Collaboration Product [*]. Shire shall have [*] in which to [*] Duramed that it [*] for failing [*] set forth in this Section 3.4. In delivering any [*], Shire shall specify what [*] to complete its [*] of the [*]. Duramed shall use its reasonable best efforts to provide Shire any [*] within [*]of receipt of the [*]. Shire may not [*] so long as (i) such [*] is in the [*]; (ii) such [*] and [*] reasonably demonstrate that such [*] has [*] of at least [*] in [*], provided that any [*] having the [*] to achieve at least [*] in [*] in the United States, as [*], shall be deemed to satisfy this requirement; and (iii) Duramed has the [*] in the Shire Territory.

ARTICLE 4
REGULATORY ACTIVITIES

     4.1 General Obligations. Duramed shall be responsible for, and use Diligent Efforts in, preparing and filing Drug Approval Applications and seeking Regulatory Approvals for Collaboration Products in the Duramed Territory. Shire shall be responsible for, and use Diligent Efforts in, preparing and filing Drug Approval Applications and seeking Regulatory Approvals for Collaboration Products in the Shire Territory. In furtherance of the foregoing, Shire shall have sole discretion with respect to preparing and filing Drug Approval Applications and seeking Regulatory Approvals for Collaboration Products from the EMEA in all European Union member states, regardless of whether any countries within the Duramed Territory are members of the European Union, provided that, [*] seeking Regulatory Approvals for a Collaboration Product [*] of the First Commercial Sale of such Collaboration Product (and the [*] includes any [*]), Duramed shall [*] Regulatory Approval for such Collaboration Product [*].

     4.2 Transfer of Data to Shire. Within [*] after the Effective Date, Duramed shall provide to Shire copies of all substantive or material Manufacturing, pre-clinical and clinical data compiled as of the Effective Date with respect to the existing Collaboration Products, including any study reports in draft or final form. Thereafter on [*], Duramed shall provide to Shire copies of all such data (including any data compiled in support of a Drug Approval Application) as soon as reasonably practicable after such data becomes available or compiled, including any drafts and final versions of any study reports. All disclosures under this Section 4.2 shall be delivered in electronic format. During the Reimbursement Period, on [*], Shire shall provide to Duramed [*] Inventions and Improvements [*] Shire or its Affiliates, [*], during the previous [*].

     4.3 Transfer of Data to Duramed. On [*], Shire shall provide to Duramed copies of all substantive or material Manufacturing, pre-clinical and clinical data compiled by or on behalf of Shire with respect to the Collaboration Products (including any data compiled in support of a Drug Approval Application) as soon as reasonably practicable after such data becomes available or compiled, including any drafts and final versions of any study reports. All disclosures under this Section 4.3 shall be delivered in electronic format. During the Reimbursement Period, on [*], Shire shall provide to Duramed [*] Inventions and Improvements [*] Shire or its Affiliates [*], during the previous [*].

     4.4 Right of Reference.

          4.4.1 Duramed shall permit Shire access to and grant Shire the right to reference and use, for purposes of the Collaboration Products, all data, regulatory filings and regulatory communications associated with any submissions for Regulatory Approval or other issues associated with any Collaboration Product, that is or would be relevant to Shire’s Development or Commercialization of a Collaboration Product in the Shire Territory, or in connection with any Regulatory Approval process within the European Union, including without limitation with the EMEA. To the extent that any such data, regulatory filings or regulatory communications are held by a Third Party, then Duramed shall arrange direct access to the portions of such data, regulatory filings or regulatory communications that are relevant to the activities of Shire that are contemplated by this Agreement.

          4.4.2 Shire shall permit Duramed access to and grant Duramed the right to reference and use, for purposes of the Collaboration Products, all data, regulatory filings and regulatory communications associated with any submissions for Regulatory Approval or other issues associated with any Collaboration Product, that is or would be relevant to Duramed’s Development or Commercialization of a Collaboration Product in the Duramed Territory. To the extent that any such data, regulatory filings or regulatory communications are held by a Third Party, then Shire shall arrange direct access to the portions of such data, regulatory filings or regulatory communications that are relevant to the activities of Duramed that are contemplated by this Agreement.

     4.5 Meetings.

          4.5.1 In the event that Shire desires Duramed to participate in any meeting, discussion or substantive telephone conference call with any Governmental Authority relating to any Drug Approval Application or Regulatory Approval for Collaboration Products in the Shire Territory or such meetings, discussions or substantive telephone conferences pertaining to member states of the European Union outside the Shire Territory, Shire shall provide Duramed with reasonable advance notice of any such meeting, discussion or conference call and Duramed shall participate with Shire. Shire shall reimburse Duramed for its reasonable out-of-pocket expenses incurred in connection with such participation, and any such reimbursement shall not be credited against the reimbursement provided for in Section 7.2.

          4.5.2 In the event that Duramed desires Shire to participate in any meeting, discussion or substantive telephone conference call with any Governmental Authority relating to any Drug Approval Application or Regulatory Approval for Collaboration Products in the Duramed Territory other than, subject to Section 4.1, those member states in the European Union in the Duramed Territory for which Shire is responsible, Duramed shall provide Shire with reasonable advance notice of any such meeting, discussion or conference call and Shire shall participate with Duramed. Duramed shall reimburse Shire for its reasonable out-of-pocket expenses incurred in connection with such participation.

     4.6 Assistance. Subject to the terms of this ARTICLE 4, each Party agrees to provide the other with all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Law applicable to the Collaboration Products, including, but not limited to, meeting, reporting and other obligations to maintain and update any Regulatory Approvals for the Collaboration Products.

     4.7 Compliance with Laws. Each Party and its Affiliates and permitted Third Party contractors shall perform its responsibilities under this ARTICLE 4 in accordance with all applicable Laws, including without limitation cGLPs, cGCPs and cGMPs.

ARTICLE 5
COMMERCIALIZATION OF COLLABORATION PRODUCTS

     5.1 Principles of Commercialization. Subject to the terms and conditions of this Agreement, Duramed shall have the sole right and responsibility with respect to Commercializing Collaboration Products in the Duramed Territory. Subject to the terms and conditions of this Agreement, Shire shall have the sole right and responsibility with respect to Commercializing Collaboration Products in the Shire Territory.

     5.2 Shire Territory.

          5.2.1 For each Collaboration Product, Shire shall be solely responsible for handling all returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables arising from sales to Third Parties within the Shire Territory. Duramed may not accept orders from a Third Party for a Collaboration Product or make sales for its own account (except to Shire) or for Shire’s account in the Shire Territory. If Duramed receives any order for a Collaboration Product in the Shire Territory, it shall refer such orders to Shire for acceptance or rejection. Shire shall have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of all Collaboration Products in the Shire Territory, including any terms and conditions relating to or affecting the price at which the Collaboration Products shall be sold, discounts available to managed care providers, any discount attributable to payments on receivables, distribution of the Collaboration Products, and credits, price adjustments, or other discounts and allowances to be granted or refused.

          5.2.2 In the event that Duramed desires to Commercialize a Collaboration Product in any country of the Shire Territory, Duramed may so notify Shire in writing and the Parties shall meet in person or by teleconference within [*] thereafter to discuss whether Shire desires to relinquish its rights to Commercialize such Collaboration Product in such country and, if so, the Parties shall discuss in good faith commercially reasonable terms to effectuate such transfer of rights. Nothing in this Section 5.2.2 shall be deemed to limit any other rights of the Parties under this Agreement.

     5.3 Duramed Territory.

          5.3.1 For each Collaboration Product, Duramed shall be solely responsible for handling all returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables arising from sales to Third Parties within the Duramed Territory. Shire may not accept orders from a Third Party for a Collaboration Product or make sales for its own account (except to Duramed) or for Duramed’s account in the Duramed Territory. If Shire receives any order for a Collaboration Product in the Duramed Territory, it shall refer such orders to Duramed for acceptance or rejection. Duramed shall have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of all Collaboration Products in the Duramed Territory, including any terms and conditions relating to or affecting the price at which the Collaboration Products shall be sold, discounts available to managed care providers, any discount attributable to payments on receivables, distribution of the Collaboration Products, and credits, price adjustments, or other discounts and allowances to be granted or refused.

          5.3.2 In the event that Shire desires to Commercialize a Collaboration Product in any country of the Duramed Territory, Shire may so notify Duramed in writing and the Parties shall meet in person or by teleconference within [*] thereafter to discuss whether Duramed desires to relinquish its rights to Commercialize such Collaboration Product in such country and, if so, the Parties shall discuss in good faith commercially reasonable terms to effectuate such transfer of rights. Nothing in this Section 5.3.2 shall be deemed to limit any other rights of the Parties under this Agreement.

     5.4 Shire Regulatory Responsibilities. With respect to the Shire Territory, Shire shall use Diligent Efforts to obtain and maintain all regulatory filings and Regulatory Approvals in the Shire Territory for each Collaboration Product Developed pursuant to this Agreement, including all INDs and Drug Approval Applications. Except as provided in Section 4.1, as between the Parties, Shire shall be solely responsible for all activities in connection with obtaining and maintaining Regulatory Approvals required for the Commercialization of Collaboration Product in the Shire Territory, including all Drug Approval Applications with the EMEA, regardless of whether any countries within the Duramed Territory are member states of the European Union, including in all cases communicating and preparing and filing all reports (including adverse drug experience reports) with the applicable Governmental Authorities.

     5.5 Duramed Regulatory Responsibilities. With respect to the Duramed Territory, and except as provided in Section 5.4, Duramed shall use Diligent Efforts to obtain and maintain all regulatory filings and Regulatory Approvals in the Duramed Territory for each Collaboration Product Developed pursuant to this Agreement, including all INDs and Drug Approval Applications. Except as otherwise provided herein, as between the Parties, Duramed shall be solely responsible for all activities in connection with obtaining and maintaining Regulatory Approvals required for the Commercialization of Collaboration Product in the Duramed Territory, including communicating and preparing and filing all reports (including adverse drug experience reports) with the applicable Governmental Authorities.

     5.6 Pharmacovigilance. As soon as reasonably practicable following the Effective Date, the pharmacovigilance departments of each of Duramed and Shire shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Collaboration Products, consistent with the provisions of this Section 5.6. Such approach shall be documented in a separate and appropriate written pharmacovigilance agreement between Duramed and Shire. Each Party agrees to share relevant information it receives (either directly or indirectly) with the other Party in a timely manner so as to allow such other Party to comply with its responsibility to report pharmacovigilance information under this Section 5.6.

     5.7 Diligence in Commercialization. Duramed shall use Diligent Efforts to Commercialize the Collaboration Products in the Duramed Territory; provided that Duramed shall have no specific obligation to Commercialize the Collaboration Products in any particular country or countries. Shire shall use Diligent Efforts to Commercialize the Collaboration Products in the Shire Territory; provided that Shire shall have no specific obligation to Commercialize the Collaboration Products in any particular country or countries..

     5.8 Commercialization Expenses. Duramed shall bear all costs in connection with the Commercialization of Collaboration Products in the Duramed Territory. Shire shall bear all costs in connection with the Commercialization of Collaboration Products in the Shire Territory.

     5.9 Compliance with Laws. Each Party or its permitted Third Party contractors shall perform its responsibilities under this ARTICLE 4 in accordance with all applicable Laws.

ARTICLE 6
MANUFACTURE AND EXPORTATION OF COLLABORATION PRODUCTS

     6.1 Manufacture and Supply.

          6.1.1 Manufacturing Process. Duramed shall use Diligent Efforts to develop a process for the Manufacture of Collaboration Products and to scale up such process to a level sufficient to Manufacture and supply clinical and commercial supplies of Collaboration Products for the Shire Territory, including the preparation of filings necessary to obtain Regulatory Approval for the Manufacture of Collaboration Products for sale in the Shire Territory and the selection of any Third Party(ies) to engage in the Manufacture and supply of Collaboration Products and components thereof. In the event that Duramed includes the filings referred to in this Section 6.1.1 in Drug Master Files in the Duramed Territory, Shire may reference such Drug Master Files for countries in the Shire Territory in which Shire seeks Regulatory Approval of Collaboration Products. Once such filings are made, no changes to the process for the Manufacture of Collaboration Products for sale in the Shire Territory shall be made without the written consent of Shire, such consent not to be unreasonably withheld, unless such changes are required by Law.

          6.1.2 Supply of Collaboration Product. At the completion of each Development Plan, the Parties shall establish a final finished dosage form for each Collaboration Product. Shire shall purchase from Duramed, and Duramed shall supply to Shire, Collaboration Product in accordance with the terms and conditions of the Supply Agreement.

     6.2 Specifications and Terms of Supply. Duramed shall establish the specifications, including any necessary documentation, certificates of analysis and test results, for the Collaboration Products to be Manufactured under this ARTICLE 6, in each case subject to the prior written approval of Shire, such approval not be unreasonably withheld. The Parties shall endeavor to maintain compatible specifications for Collaboration Products on a worldwide basis, and to minimize the number of distinct specifications in different countries.

     6.3 Exportation of Collaboration Products by Duramed. Duramed shall not actively sell any Collaboration Product outside the countries of the Duramed Territory, and shall not sell Collaboration Product to any Person, inside the Duramed Territory knowing or having reason to believe that the Collaboration Products are likely to be sold in the Shire Territory. Duramed shall not market or promote the Collaboration Products in the Shire Territory.

     6.4 Exportation of Collaboration Products by Shire. Shire shall not actively sell any Collaboration Product outside the countries of the Shire Territory, and shall not sell Collaboration Product to any Person, inside the Shire Territory knowing or having reason to believe that the Collaboration Products are likely to be sold in the Duramed Territory. Shire shall not market or promote the Collaboration Products in the Duramed Territory.

ARTICLE 7
FINANCIAL TERMS

     7.1 Initial Reimbursement for Development Expenses. Shire shall pay to Duramed a one-time fee equal to $25,000,000 within five (5) Business Days after the Effective Date. It is intended that such payment serve as reimbursement to Duramed for Development Expenses that Duramed has incurred up to the Effective Date. This fee shall be non-creditable and non-refundable against any future obligations of Shire under this Agreement.

     7.2 Reimbursement of Development Expenses.

          7.2.1 Reimbursement. Subject to the terms and conditions contained herein, Shire shall pay to Duramed, on a calendar quarterly basis, (i) reimbursements of amounts equal to Development Expenses that are incurred by Duramed, and (ii) milestone payments for meeting the milestones set forth in Schedule 7.2.1A and Schedule 7.2.1B (“Milestone Payments”). Shire shall pay such reimbursement to Duramed for an eight (8) year period commencing on the Effective Date (the “Reimbursement Period”), up to an aggregate amount of $140,000,000, provided, however, that such aggregate amount shall be subject to reduction in connection with (a) Milestone Payments paid in respect of Seasonique, as set forth on Schedule 7.2.1A, and (b) Milestone Payments paid in respect of the Ring Product, as set forth on Schedule 7.2.1B (all such Milestone Payments, together with the Development Expenses being referred to collectively as the “Reimbursable Expenses”). Milestone Payments shall be paid at any time during the Term that the applicable milestone is met. Notwithstanding the foregoing, and subject to Section 3.2.2(c), in no event shall the aggregate Reimbursable Expenses (including, for the avoidance of doubt, all Milestone Payments and all Development Expenses) to be paid by Shire hereunder exceed $140,000,000 (the “Maximum Reimbursement Amount”). In no event shall Shire be required to pay Reimbursable Expenses in excess of [*] during any calendar year (the “Maximum Annual Reimbursement Amount”). In addition, any Development Expenses in excess of [*] (the “Maximum Quarterly Reimbursement Amount”) during any calendar quarter (irrespective of Milestone Payments), that Duramed incurs shall never become a Reimbursable Expense, and shall not be counted toward Reimbursable Expenses or the Maximum Reimbursement Amount. For purposes of determining the Maximum Annual Reimbursement Amount or the Maximum Quarterly Reimbursement Amount, amounts for any partial years or quarters will be prorated based on the number of days in such partial calendar year or quarter. Subject to the foregoing, the amount of Reimbursable Expenses in any calendar year in excess of [*], if any (“Carryover Expenses”), including any unreimbursed Carryover Expenses from previous years, shall carry over to the first calendar quarter of the immediately following calendar year during the Reimbursement Period and be reimbursed by Shire as part of the Reimbursable Expenses for such calendar quarter until all Carryover Expenses have been recovered. Carryover Expenses shall be subject to, and count toward, the Maximum Reimbursement Amount and the Maximum Annual Reimbursement Amount, but shall not be subject to, or count toward, the Maximum Quarterly Reimbursement Amount. In the event the Reimbursement Period expires prior to Duramed having incurred Reimbursable Expenses equal to the Maximum Reimbursement Amount, Duramed shall have no right to receive any further payment from Shire. During the Term of this Agreement, no cessation or suspension by Shire of Development of Collaboration Product for the Shire Territory shall affect Shire’s reimbursement obligations under this Section 7.2.1. Shire Territory Global Development Expenses shall be reimbursable hereunder as Development Expenses but shall not be subject to or count toward the Maximum Reimbursement Amount, the Maximum Annual Reimbursement Amount or the Maximum Quarterly Reimbursement Amount.

     7.2.2 Quarterly Forecasting. By February 28, May 31, August 31, and November 30 each year, Duramed shall provide Shire with a forecast for the current calendar quarter, each calendar quarter remaining in that calendar year and each quarter of the following calendar year, setting forth Duramed's reasonable projected Reimbursable Expense for each Collaboration Product together with any forecast Carryover Expenses at the end of each of the current calendar year and the following calendar year. Such forecasts shall be provided by Duramed to Shire in good faith.

     7.2.3 Quarterly Reporting. Within thirty (30) days after the end of each calendar quarter during the Reimbursement Period, Duramed shall deliver to Shire a reasonably detailed report setting forth the Reimbursable Expenses for each Collaboration Product that Duramed has incurred during such calendar quarter. Shire shall pay such amount to Duramed within forty-five (45) days after the end of each calendar quarter during the Reimbursement Period, or in any event within fifteen (15) days after Shire’s receipt of the aforementioned report if it is not timely delivered by Duramed after the end of the applicable calendar quarter.

     7.2.4 No Other Payments. Shire shall have no obligation to pay royalties or any other amounts to Duramed in connection with the transactions contemplated under this Agreement other than as expressly set forth in this ARTICLE 7 and as contemplated by the Supply Agreement. Duramed shall be solely responsible for all Development Expenses (other than Shire Territory Global Expenses) which are not Reimbursable Expenses, and all Development Expenses which are Reimbursable Expenses in excess of the Maximum Reimbursement Amount.

     7.2.5 Shire Development Fees. Shire shall be solely responsible for all Development Expenses it incurs with respect the Collaboration Products in the Shire Territory.

ARTICLE 8
PAYMENT TERMS

     8.1 Payment Method. All amounts due to either Party hereunder shall be paid in United States Dollars by wire transfer in immediately available funds to an account designated by such Party. Any payments or portions thereof due hereunder that are not paid by the date such payments are due under this Agreement shall bear interest [*] at the lower of (a) the [*], on the due date (or, if the due date is not a business day, on the last business day prior to such due date), or (b) the [*] on the[*] such [*].

     8.2 Payment Schedules; Reports. The payments due pursuant to Sections 7.1 and 7.2 are due and payable on the dates described therein. The Parties acknowledge that any expenses or costs reported under this Agreement may be based upon estimates, which estimates shall be made in compliance with GAAP consistently applied by such Party in accordance with past practice; provided that when the actual results become known relative to any estimated amount, any difference between the actual results and the estimate is reported and the next payment due hereunder related to such estimated item is appropriately adjusted for such difference. The Parties acknowledge and agree that any reports and payments relating to any cost, expense, or other financial amount shared pursuant to this Agreement for the [*] of any [*] shall reflect [*] reconciliations and adjustments, if any, applicable to the previous [*] reported results.

     8.3 Taxes. Duramed shall be responsible for any and all income or other taxes owed by Duramed and required by applicable Law to be withheld or deducted from any of the payments made by or on behalf of Shire to Duramed hereunder, and Shire may deduct from any amounts that Shire is required to pay hereunder an amount equal to such taxes. The Parties shall reasonably cooperate in connection with the other’s efforts to minimize liability for taxes, to the extent legally permissible, and shall reasonably support each other in the event of an audit by any taxing authority. Shire shall not be responsible for payment of any income, franchise, gross receipts or personal property taxes paid by Duramed on Duramed’s income, capital, assets or gross sales as a result of this Agreement.

     8.4 Records Retention; Audit.

          8.4.1 Record Retention. Each Party shall maintain complete and accurate books, records and accounts used for the determination of expenses incurred in connection with the performance of Development or Commercialization activities (including, in the case of Duramed, the calculation of Development Expenses), in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts shall be retained by such Party for [*] after the end of the period to which such books, records and accounts pertain, or longer as is required by applicable Law.

          8.4.2 Audit. Shire shall have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Duramed, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Duramed as may be reasonably necessary to verify the accuracy of reimbursement amounts paid by Shire under this Agreement for any calendar year ending not more than three (3) years prior to the date of such request; provided, however, that, Shire shall not have the right to conduct more than [*] in any [*] and that Shire shall not be permitted to audit the same period of time more than [*]. The accounting firm shall disclose to Shire only whether the various expenses subject to reimbursement under this Agreement are correct or incorrect and the specific details concerning any discrepancies. [*] of such [*], in which case [*]. If Duramed disputes the findings pursuant to this Section 8.4.2, the Parties shall meet and discuss such dispute. If such dispute is not resolved within [*], then it shall be subject to ARTICLE 16.

          8.4.3 Payment of Additional Amounts. If, based on the results of any audit, (a) additional payments are owed by Shire to Duramed under this Agreement, then Shire shall make such additional payments, or (b) the payments previously made by Shire to Duramed under this Agreement are in excess of the amounts that were actually required to be made, then Duramed shall return such excess payments, in each case within [*] after the accounting firm’s written report is delivered to the Parties. The provisions of Section 8.1 shall apply to such payment.

ARTICLE 9
DURAMED LICENSE AND TECHNOLOGY TRANSFER

     9.1 Development License Grant. During the Term of the Agreement, Duramed hereby grants to Shire a nonexclusive, worldwide, fully paid-up license under the Collaboration Intellectual Property to Develop and use Collaboration Products for the purpose of

Commercializing Collaboration Products in the Shire Territory. Notwithstanding the foregoing nonexclusive license grant, Duramed shall not undertake clinical trials of a Collaboration Product in any European Union country in the Shire Territory without first obtaining the prior written consent of Shire.

     9.2 Commercialization License Grant. During the Term of the Agreement, Duramed hereby grants to Shire an exclusive (even as to Duramed and its Affiliates), worldwide, fully paid-up license under the Collaboration Intellectual Property to Commercialize Collaboration Products in the Shire Territory. Following the Reimbursement Period, the license granted under the previous sentence shall remain exclusive as to the Commercialization of then-existing Collaboration Products but shall not restrict Duramed from using the Collaboration Intellectual Property for any other purpose, including to Commercialize improved or alternative variants of such Collaboration Products, or products that compete with such Collaboration Products.

     9.3 Technology Transfer in Event of Failure to Supply. In the event Duramed ceases Development or Commercialization of any Collaboration Product and Shire desires to continue such Development or Commercialization in the Shire Territory, then, pursuant to the Supply Agreement, Duramed shall, at its option, either supply the applicable Collaboration Product to Shire or facilitate the transfer of the manufacture of the applicable Collaboration Product to Shire or Shire’s designee in accordance with Article VIII of the Supply Agreement.

ARTICLE 10
LICENSE RELATING TO RING PRODUCT

     10.1 License Relating to Ring Intellectual Property. Duramed hereby grants to Shire an exclusive (even as to Duramed and its Affiliates), worldwide, fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses, under the Ring Intellectual Property, solely to research, Develop, Manufacture, use, and Commercialize the Ring Product throughout the world.

     10.2 Ring Technology Transfer. As soon as practicable following the Effective Date, the Parties shall meet to discuss and identify the Know-How included in the Ring Intellectual Property that Shire believes is most promising to successfully develop the Ring Product. Duramed shall in good faith provide all reasonable information requested by Shire to assist Shire in identifying such Know-How. Upon identifying such Know-How, Duramed shall, and shall cause its Affiliates to disclose to Shire or an Affiliate designated by Shire, such KnowHow to enable Shire to engage in Development activities related to Ring Product in accordance with the licenses granted in Section 10.1. Notwithstanding the foregoing, Duramed makes no representations and/or warranties that the Ring Product can be successfully Developed or Commercialized or that the Know-How disclosed hereunder will be sufficient for such Development or Commercialization.

ARTICLE 11
CONFIDENTIALITY

     11.1 Confidential Information.

          11.1.1 Confidential Information. As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or generated pursuant to this Agreement by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”), including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public. Confidential Information of Duramed shall include all Collaboration Intellectual Property. Confidential Information shall not include any information or materials that:

               (a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

               (b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

               (c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

               (d) were disclosed to a Party, other than under an obligation of confidentiality, by a third party who had no obligation to the Disclosing Party not to disclose such information to others; or

               (e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

          11.1.2 Confidentiality Obligations. Each of Duramed and Shire shall keep confidential all Confidential Information of the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who are bound to confidentiality restrictions consistent with terms herein and who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party and its Affiliates or their directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall continue to be subject to the provisions of this ARTICLE 11.

          11.1.3 Permitted Disclosure and Use. Notwithstanding Section 11.1.2, a Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) obtain Regulatory Approval to the extent such disclosure is made to a Governmental Authority; (b) comply with or enforce any of the provisions of this Agreement; (c) comply with Laws; or (d) comply with applicable stock exchange regulations. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 11.1.3, such Party shall give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. In addition, notwithstanding Section 11.1.2, the Parties shall cooperate to prepare standardized public responses to anticipated inquiries from the public, press, stockholders, investors and/or analysts with respect to the activities hereunder. Despite the foregoing, each Party agrees that the other Party is free to disclose this Agreement in its entirety to the United States Federal Trade Commission and the United States Department of Justice, or to any court with jurisdiction over the litigations settled under the Settlement Agreement between Shire Laboratories Inc. and Barr Laboratories Inc. dated August 14, 2006.

          11.1.4 Unauthorized Disclosure. The Receiving Party acknowledges and agrees that the Confidential Information of the Disclosing Party constitutes proprietary information and trade secrets valuable to the Disclosing Party, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall be presumed to cause irreparable injury to the Disclosing Party.

          11.1.5 Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and shall cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure. The Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the Disclosing Party may be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction in the event of such unauthorized disclosure.

     11.2 Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this ARTICLE 11.

ARTICLE 12
OWNERSHIP OF INTELLECTUAL PROPERTY

     12.1 Ownership. Duramed shall be the exclusive owner of all right, title and interest in and to all Collaboration Intellectual Property, and Shire hereby assigns to Duramed all right, title and interest therein. Nothing herein shall be construed as granting Shire any rights in any of the foregoing except as expressly provided herein. Shire shall, at the request of Duramed, perform any acts that Duramed may reasonably deem necessary or desirable to evidence or confirm Duramed’s ownership interest in the Collaboration Intellectual Property, including but not limited to making further written assignments in a form determined by Duramed.

     12.2 Patent Filings. Duramed shall have the sole right to prepare, file, prosecute and maintain all Collaboration Intellectual Property throughout the world. In furtherance of the foregoing, Duramed shall be responsible for the conduct of any interference proceedings related to any Collaboration Patent. Except as provided below, Duramed shall be responsible for all Patent Expenses incurred throughout the world. Subject to the following sentence, should Duramed elect not to prepare and/or file any such Collaboration Patent in the Shire Territory, it shall (a) provide Shire with written notice as soon as reasonably possible after making such election but in any event no later than [*] before Shire would be faced with a possible loss of rights, (b) give Shire the right, at Shire’s discretion and expense, to prepare, file, prosecute or maintain the Collaboration Patent in Duramed’s name, and (c) offer reasonable assistance in connection with such preparation, filing, prosecution or maintenance. In the event Duramed determines in its sole discretion, acting in good faith, to maintain certain Collaboration Intellectual Property as a trade secret, Duramed shall have no obligation under the previous sentence.

     12.3 Cooperation. The Parties agree to cooperate in the preparation, filing, prosecution and maintenance of all Patents under this ARTICLE 12, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the Invention disclosed in such Patent, obtaining execution of such other documents which shall be needed in the filing and prosecution of such Patent, and, as requested, updating each other regarding the status of such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents.

     12.4 Enforcement and Defense of Patents.

          12.4.1 Infringement of Third Party Patents.

               (a) Third Party Claims; Third Party Royalties. In the event of a Third Party Claim against Shire, Duramed or their respective Affiliates alleging that the making, using, importing, selling or offering to sell a Collaboration Product infringes or shall infringe claims in any patents of a Third Party, the Party first obtaining knowledge of such Third Party Claim shall immediately provide the other Party notice of such Third Party Claim with the related facts in reasonable detail. Shire shall have the sole right to control such defense with respect to any Collaboration Product with an attorney of Shire’s choice if the alleged infringing activity relates solely to the Shire Territory. In such case, Duramed shall have the right to be represented by independent counsel at Duramed’s own expense. Duramed shall have the sole right to control such defense with respect to any Collaboration Product with an attorney of Duramed’s choice if the alleged infringing activity relates solely to the Duramed Territory. In such case, Shire shall have the right to be represented by independent counsel at Shire’s own expense. If the alleged infringing activity relates to both the Duramed Territory and the Shire Territory, then the Parties shall have the joint right, but not the obligation, to control such defense with respect to Collaboration Product with an attorney of their mutual agreement. If the Parties are unable to agree on such joint defense, then the Parties shall use good faith efforts to determine the Party to assume control of such defense and choice of counsel. In such case, the other Party shall have the right to be represented by independent counsel at its own expense. If, as a result of a judgment in any litigation or settlement with a Third Party, either Party or its Affiliates is required to pay royalties to any Third Party, such Party shall bear all cost of such royalties.

               (b) Cooperation. If a Party shall become engaged in or participate in any suit described in this Section 12.4.1, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable and diligent efforts to make available to the other, at no cost to the other (other than reimbursement of actually incurred, reasonable out-of-pocket travel and lodging expenses), such employees who may be helpful with respect to such suit, investigation, claim, interference or other proceeding.

          12.4.2 Prosecution of Infringers.

               (a) Notice. If either Party learns that a Third Party is infringing or allegedly infringing any Collaboration Intellectual Property, or if any Third Party claims that any Collaboration Intellectual Property is invalid or unenforceable, it shall promptly notify the other Party thereof including available evidence of infringement or the claim of invalidity or unenforceability. The Parties shall cooperate and use reasonable efforts to stop such alleged infringement or to address such claim without litigation.

               (b) Enforcement and Defense.

               (i) [*] to take the appropriate steps to enforce or defend any Collaboration Intellectual Property [*], and will have the [*] to take the appropriate steps to enforce or defend any Collaboration Intellectual Property [*]. [*] may take steps including the initiation, prosecution and control any suit, proceeding or other legal action by counsel of its own choice. [*] for the costs of such enforcement or defense. Notwithstanding the foregoing, [*], to be[*].

               (ii) If, pursuant to Section 12.4.2(b)(i), [*] take the appropriate steps to enforce or defend any Collaboration Patent [*] of the date one Party has provided notice to the other Party pursuant to Section 12.4.2(a) of such infringement or claim, then [*], to bring any such suit, action or proceeding by counsel of its own choice and [*], to be [*].

               (c) Cooperation; Damages.

               (i) If one Party brings any suit, action or proceeding under this Section 12.4.2, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

               (ii) The Party not pursuing the suit, action or proceeding hereunder shall provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance.

               (iii) Neither Party shall settle or otherwise compromise any such suit, action or proceeding in a way that adversely affects the other Party’s intellectual property rights or its rights or interests with respect to the Collaboration Product without such Party’s prior written consent.

               (iv) Any settlements, damages or other monetary awards (the “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 12.4.2 shall be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) with respect to a country in the Duramed Territory or the Shire Territory to be allocated to Duramed or Shire, respectively.

     12.5 Notice of Certification. Duramed and Shire each shall immediately give notice to the other of any certification filed under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 (or its foreign equivalent) claiming that a Collaboration Patent, is invalid or that infringement of a Collaboration Patent, shall not arise from the manufacture, use, offer for sale, sale or importation product by a Third Party. Nothing in this Section 12.5 shall prevent or otherwise limit Duramed’s right to take any and all such actions with regard to the matters described in this Section 12.5 as required by applicable Law.

     12.6 Patent Term Extensions. Duramed and Shire shall cooperate in good faith in gaining patent term extensions due to delay(s) in Regulatory Approval wherever applicable to the Collaboration Patents. However, [*] in determining which Collaboration Patent(s) to [*] compound, composition, article, product, process, or use. Should [*] that a [*] for a Collaboration Patent and [*] of such Collaboration Patent, it shall (a) provide [*] as soon as reasonably possible [*] but in [*], (b) give [*] Collaboration Patent in [*], and (c) offer reasonable assistance in connection with such extension.

     12.7 Trademarks and Copyrights.

          12.7.1 Product Trademarks. All Collaboration Products shall be marketed and sold worldwide under and in connection with trademarks, trade dress, logos and slogans selected in accordance with this Section 12.7.

          12.7.2 Trademark Selection. Duramed shall have the right and responsibility to select and register trademarks, trade dress, logos and slogans for each Collaboration Product for use in the Duramed Territory. Shire shall have the right and responsibility to select and register trademarks, trade dress, logos and slogans for each Collaboration Product for use in the Shire Territory; provided, that Shire may determine to use a Duramed Mark (as defined below) in connection therewith as further set below in Section 12.7.3.

          12.7.3 Ownership of Trademarks. Duramed shall own, throughout the world, any trademarks, trade dress, logos and/or slogans, and all registrations therefor, used or intended to be used for a Collaboration Product which Duramed owns as of the Effective Date or that is otherwise selected and/or registered by Duramed for use in connection with Collaboration Products (collectively, the “Duramed Marks”). Shire shall own, throughout the world, any trademark, trade dress, logo and/or slogans, and all registrations therefor, selected and/or registered by Shire for use in connection with Collaboration Products (collectively, the “Shire Marks”). All goodwill attributable to a Duramed Mark generated by the Commercialization of a Collaboration Product bearing a Duramed Mark shall inure to the benefit of Duramed. All goodwill attributable to a Shire Mark generated by the Commercialization of a Collaboration Product bearing a Shire Mark shall inure to the benefit of Shire. Shire shall not use and/or register any Duramed Marks in the Shire Territory without the prior consent of Duramed. Duramed shall not use and/or register any Shire Marks in the Duramed Territory without the prior consent of Shire, provided, however, that if Shire determines to use a Duramed Mark for the Commercialization of a Collaboration Product in the Shire Territory, Duramed shall grant to Shire, a non-exclusive, royalty-free license, with the right to grant sublicenses, to use such Duramed Mark in the Shire Territory, solely in conjunction with the Commercialization of the Collaboration Products. Shire shall comply with Duramed’s then-current guidelines for trademark usage, a copy of which shall be provided to Shire from time to time, in connection with Shire’s use of such Duramed Mark. Duramed shall solely bear all costs of prosecution of applications to register and to record licenses (if applicable) for, and maintenance of, each Duramed Mark for each Collaboration Product. Shire shall solely bear all costs of prosecution of applications to register and to record licenses (if applicable) for, and maintenance of, each Shire Mark for each Collaboration Product, and any Duramed Marks that Shire elects to use in accordance with the provisions of this Section 12.7.3 within the Shire Territory. Duramed shall cooperate with Shire as reasonably requested by Shire in order to register (in Duramed’s name) any Duramed Marks licensed to Shire under this Section 12.7.3 in the Shire Territory.

     12.8 Enforcements of Trademarks.

               (a) Notice. If either Party learns that a Third Party is infringing or allegedly infringing any Duramed Marks of Shire Marks, or if any Third Party claims that any Duramed Marks of Shire Marks is invalid or unenforceable, it will promptly notify the other Party thereof including available evidence of infringement or the claim of invalidity or unenforceability. The Parties will cooperate and use reasonable efforts to stop such alleged infringement or to address such claim without litigation.

               (b) Enforcement and Defense. Duramed will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Duramed Marks throughout the world, and will have the exclusive right (but not the obligation) to take the appropriate steps to enforce or defend any Duramed Marks in the Duramed Territory. Duramed may take steps including the initiation, prosecution and control any suit, proceeding or other legal action by counsel of its own choice. Duramed will be solely responsible for the costs of such enforcement or defense. Notwithstanding the foregoing, Shire will have the right, at its own expense, to be represented in any such action by counsel of its own choice. Shire will have the exclusive right (but not the obligation) to take the appropriate steps to enforce or defend any Shire Marks in the Shire Territory.

               (c) If, pursuant to Section 12.8(a), Duramed fails to take the appropriate steps to enforce or defend any Duramed Marks within the Shire Territory within [*] of the date one Party has provided notice to the other Party pursuant to Section 12.8(a) of such infringement or claim, then Shire will have the right (but not the obligation), at its own expense, to bring any such suit, action or proceeding by counsel of its own choice and Duramed will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

               (d) Cooperation; Damages.

               (i) If one Party brings any suit, action or proceeding under this Section 12.8, the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that neither Party will be required to transfer any right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

               (ii) The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing or defending Party in providing such assistance.

               (iii) Neither Party will settle or otherwise compromise any such suit, action or proceeding in a way that adversely affects the other Party’s intellectual property rights or its rights or interests with respect to the Duramed Marks of Shire Marks without such Party’s prior written consent.

               (iv) Any Recovery recovered pursuant to a suit, action or proceeding brought pursuant to this Section 12.8 will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts (if any) with respect to a country in the Duramed Territory or the Shire Territory to be allocated to Duramed or Shire, respectively.

     12.9 Costs of Defense. All of the unrecovered costs, expenses and legal fees (including internal costs, expenses and legal fees) incurred by the Parties in bringing, maintaining and prosecuting any action to maintain, protect or defend the Duramed Marks or Shire Marks shall be borne by the Party bringing, maintaining or prosecuting the relevant action.

ARTICLE 13
REPRESENTATIONS AND WARRANTIES; EXCLUSIVITY

     13.1 Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that, as of the date hereof:

               (a) Such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant the rights and licenses granted pursuant to this Agreement.

               (b) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any Law of any Governmental Authority having jurisdiction over it.

               (c) Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

               (d) Such Party has obtained all necessary consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement.

     13.2 Mutual Covenants. Each Party hereby covenants to the other Party that, during the Term:

               (a) Such Party shall not grant any right to any Third Party that would conflict with the rights granted to the other Party hereunder;

               (b) In the course of Development hereunder, such Party shall not use any employee or consultant that, to such Party’s knowledge, is debarred by the FDA (or any foreign equivalent) or is the subject of debarment proceedings by the FDA (or any foreign equivalent).

     13.3 Duramed Representations and Warranties. Duramed hereby represents and warrants to Shire that, as of the date hereof:

               (a) There is no action or proceeding pending or, to Duramed’s knowledge, threatened, with respect to any existing Collaboration Product and/or the Ring Intellectual Property (excluding ordinary course patent prosecution activities before the U.S. Patent and Trademark Office and equivalent foreign counterparts and Regulatory Authorities). There are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Duramed or its Affiliates with respect to existing Collaboration Products and/or the Ring Product.

               (b) Attached hereto as Schedule 13.3(b) is a true, correct and complete list of all INDs (including the INDs referenced in the preceding sentence) and Drug Approval Applications filed with a Governmental Authority relating to Collaboration Products (together, the “Collaboration Product INDs”) and all Collaboration Product INDs are and remain in effect.

               (c) Intellectual Property.

               (i) The Collaboration Intellectual Property includes the Patents set forth in Schedule 13.3(c) . Such schedules contain, where relevant for the Shire Territory, all application numbers and filing dates, registration numbers and dates and jurisdiction.

               (ii) Duramed has a good faith belief that the Collaboration Intellectual Property may be configured into a commercial vaginal or cervical ring product, either directly or through Development, that does not infringe the intellectual property rights of any Third Party.

               (iii) Duramed has the right to grant to Shire the licenses set forth in this Agreement, free of any rights, encumbrances or claims of any Third Party and without payment by Shire of any royalties, license fees or other amounts to any Third Party.

               (iv) All Patents included in the Ring Intellectual Property are subsisting and, to Duramed’s knowledge, valid, enforceable and inventorship thereof is properly identified therein. None of such Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding, and neither Duramed nor any of its Affiliates has received any written notice from any person, or has knowledge, of such actual or threatened proceeding.

               (v) To Duramed’s knowledge, there is no unauthorized infringement by a Third Party of Patents included in the Ring Intellectual Property.

               (d) Compliance with Law.

               (i) To Duramed’s knowledge, Duramed, its Affiliates and any Third Party to which Duramed or its Affiliates have subcontracted activities in connection with Compound and existing Collaboration Products, and the Ring Product have, complied with all applicable Laws, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Act, in the research, Development, Manufacture and use thereof, and have not received any written notice from any Governmental Authority claiming that any such activities as conducted by them are not in such compliance.

               (ii) No Governmental Authority has commenced or, to Duramed’s knowledge, threatened to initiate any action to reject or withdraw the

Collaboration Product INDs, or commenced or, to Duramed’s knowledge, threatened to initiate any action to enjoin production of Collaboration Products at any facility, nor has Duramed or any of its Affiliates or, to the knowledge of Duramed, any of its Contractors, received any notice to such effect.

               (iii) Duramed has delivered or otherwise made available to Shire copies of all substantive or material (A) reports of FDA Form 483 inspection observations, (B) establishment inspection reports, (C) warning letters, and (D) other documents that assert ongoing lack of compliance in any material respect with any applicable Laws (including those of the FDA), in each case to the extent received by Duramed or any of its Affiliates or, to the knowledge of Duramed, any of its contractors from the FDA relating to a Collaboration Product and/or Compound, or the Ring Product. Neither Duramed nor any of its Affiliates has received any such reports, letters or other documents from any other Governmental Authority relating to a Collaboration Product and/or the Ring Product.

               (iv) To Duramed’s knowledge, in the course of the Development of the Collaboration Products or the Ring Intellectual Property, Duramed has not used any employee or consultant that is debarred by the FDA or is the subject of debarment proceedings by the FDA.

     13.4 Performance by Affiliates/Third Parties. Either Party may retain Affiliates and/or Third Parties to perform Development and Commercialization activities under this Agreement. Each Party shall remain responsible for and be guarantor of the performance by its Affiliates and Third Parties and shall cause its Affiliates and Third Parties to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate or Third Party, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, Third Parties or local operating entities, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

     13.5 Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 13, DURAMED AND SHIRE MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND DURAMED AND SHIRE EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

     13.6 Limitation of Liability. EXCEPT FOR ANY BREACHES OF SECTIONS 6.3 AND 6.4, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY

HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY FOR INDEMNIFICATION OF THIRD PARTY CLAIMS UNDER ARTICLE 15.

ARTICLE
14 TERM AND TERMINATION

     14.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall expire on the later of (i) the last Valid Claim contained in any Collaboration Patent or (ii) the date when Shire and its Affiliates cease selling the last of its Collaboration Products, but in any event not before eight (8) years after the Effective Date (the “Term”).

     14.2 Termination for Material Breach. Either Party (the “Notifying Party”) may terminate this Agreement on a Collaboration Product-by-Collaboration Product basis at any time in the event the other Party (the “Breaching Party”) has materially breached this Agreement with respect to such Collaboration Product and, if the material breach is capable of cure, such material breach continues uncured for a period of ninety (90) days after written notice thereof by the Notifying Party; provided, however, in the event that the Breaching Party has in good faith commenced cure within such ninety (90) day period, but cannot practically complete such cure within such ninety (90) day period, the Breaching Party shall have an additional ninety (90) day cure period. In the event a material breach is incapable of cure, without limiting any other rights of the Notifying Party, including the right to seek injunctive relief, the non-Breaching Party shall not have the right to terminate this Agreement on a Collaboration Product-by-Collaboration Product basis if (i) the Breaching Party is providing full cooperation to mitigate the breach, and (ii) the breach was not caused by willful misconduct by the Breaching Party.

     14.3 Termination of Commercialization by Shire.

          14.3.1 [*]. Shire may elect to cease Development or Commercialization of any Collaboration Product for the Shire Territory at any time in the Shire Territory (such Collaboration Product, to the extent of the ceased Development activities, the “Ceased Collaboration Product”). In such event Shire shall promptly notify Duramed thereof, and offer Duramed the right to repurchase the Ceased Collaboration Product on terms to be mutually agreed. Without limiting the previous sentence, if at any time [*] under this Agreement [*] Ceased Collaboration Product [*] Collaboration Product, [*] that are the subject [*] upon the [*], including the [*], to be [*]. If [*], or [*] after receipt of [*], whichever occurs first, then [*] on such terms and conditions that, [*].

          14.4 Upon Termination. Termination of this Agreement shall not affect the obligation of any Party to pay the other Party any amounts due hereunder accrued prior to the termination date hereof. The right to terminate this Agreement shall not prejudice any other right or remedy in equity or at Law of a Party in respect of any breaches of this Agreement. Upon termination of this Agreement by Duramed, all worldwide rights to Commercialize the Collaboration Products shall revert to Duramed. Upon termination by Duramed with the exception of one copy which Shire shall keep for its internal business purposes, Shire shall promptly transfer any materials, information, books and records, and data in its possession relating to Development, Commercialization or to Regulatory Approvals of the Collaboration Products, together with any other books and records of Duramed made available to Shire in furtherance of the transactions contemplated hereby.

     14.5 Survival. The provisions of Sections 8.4, 12.1, 13.6, 14.4, and 14.5, and Articles X, XI, XV, XVI and XVII shall survive [*] this Agreement.

ARTICLE 15
INDEMNIFICATION; INSURANCE

     15.1 Indemnification.

          15.1.1 Indemnification by Shire. Shire hereby agrees to hold Duramed, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting directly from (a) any breach by Shire of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by Shire or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) use, handling, storage, sale or other disposition of Collaboration Products (including, without limitation, those Third Party Claims that involve death or bodily injury (or allegations thereof) to any individual or any property other than intellectual property) arising out of activities conducted by or on behalf of Shire or related to the Shire Territory, or (d) the conduct of clinical testing of the Collaboration Products by or on behalf of Shire, except for such matters as Duramed is obligated to indemnify Shire under Section 15.1.2; in each case except to the extent that such Losses result from the negligence or willful misconduct of Duramed.

          15.1.2 Indemnification by Duramed. Duramed hereby agrees to hold Shire, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting directly from (a) any breach by Duramed of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by Duramed or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) manufacture, use, handling, storage, sale or other disposition of Collaboration Products (including, without limitation, those Third Party Claims that involve death or bodily injury (or allegations thereof) to any individual or any property other than intellectual property) arising out of activities conducted by or on behalf of Duramed or related to the Duramed Territory, (d) the conduct of clinical testing of the Collaboration Products by or on behalf of Duramed, or (e) Duramed’s (or its agent’s, contractor’s or other designee’s, other than Shire) failure to comply with cGMP, applicable product specifications or applicable Law in connection with the Manufacture of Collaboration Product supplied to Shire hereunder; in each case except to the extent that such Losses result from the negligence or willful misconduct of Shire.

          15.1.3 The rights of indemnification under this Section 15.1 shall be subject to the provisions of Sections 15.2 through 15.8.

     15.2 Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity under Section 15.1 (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 15.1, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

     15.3 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 15.1.1 and 15.1.2 by giving written notice to the Indemnified Party within [*] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

     15.4 Right to Participate in Defense. Without limiting Section 15.3, any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 15.3 (in which case the Indemnified Party shall control the defense).

     15.5 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, shall deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and shall transfer to the Indemnified Party all amounts which said Indemnified Party shall be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 15.3, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 15.3 shall not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 15.3.

     15.6 Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

     15.7 Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     15.8 Treatment of Certain Losses. Duramed shall be solely responsible for all Losses from Third Party Claims resulting directly from the use or administration of the Compounds, Collaboration Products prior to the Effective Date.

     15.9 Insurance. Each Party shall obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other Party hereto, insurance in scope and amount as required by Law applicable to a Party’s activities hereunder and such additional amounts as may be reasonably necessary to cover such Party’s indemnity obligations under this Agreement with scope and coverage as is normal and customary in the biotechnology/pharmaceutical industry generally for parties similarly situated. It is understood that such insurance shall not be construed to limit a Party’s liability with respect to its indemnification obligations under this ARTICLE 15. Each Party shall, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this ARTICLE 15.

     15.10 Guaranty. In consideration of [*] under this Agreement, and to induce [*] to enter into this Agreement, [*] under this Agreement, in accordance with the terms and conditions of this Agreement, [*] under this Agreement in accordance with its terms.

ARTICLE 16
DISPUTE RESOLUTION

     16.1 Disputes. The Parties hereby agree that all disputes arising under this Agreement shall be referred to a senior executive of Duramed and a senior executive of Shire (the “Representatives”). If any such matter has not been resolved within [*] of such referral to the Representatives either Party may invoke the provisions of Section 16.2 for such dispute. No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration Law, including but not limited to the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement.

     16.2 Litigation. Any dispute that is not resolved as provided in the preceding Section 16.1, whether before or after termination of this Agreement, may be submitted by either Party only to any court of competent jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in New York, NY and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and further agree not to commence any such action, suit or proceeding except in any such court.

     16.3 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party shall have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

ARTICLE 17
MISCELLANEOUS

     17.1 Entire Agreement; Amendment. This Agreement, including the exhibits attached hereto and thereto (each of which is hereby and thereby incorporated herein and therein by reference), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, which shall continue to govern the obligations of the Parties with respect to information disclosed thereunder with respect to periods prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. For the avoidance of doubt, the Parties agree that all covenants, promises, agreements, warranties, representations, conditions, and understandings set forth herein are made and deemed effective as of the Effective Date, and that the execution of this Agreement shall not constitute a waiver of any right or claim of either Party as of the Effective Date.

     17.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, Law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

     17.3 Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Duramed:	Duramed Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 201-930-3330 Attention: President

with a copy to:	Barr Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 888-843-0563 Attention: General Counsel

For Shire:	Shire LLC 725 Chesterbrook Boulevard Wayne, Pennsylvania 19087-5637 Fax: (484) 595-8163 Attention: General Counsel

with a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Fax: (609) 919-6701 Attention: Randall B. Sunberg

     17.4 Independent Contractors. In making and performing this Agreement, Shire and Duramed shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between Shire and Duramed and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

     17.5 Non-Solicitation. From and after the Effective Date until the one (1) year anniversary of the termination or expiration of this Agreement, neither Party shall, and shall cause each of its Affiliates not to, directly or indirectly, without the other Party’s prior written consent, solicit the employment of any employee (or former employee bound by a non-competition obligation) of the other Party or its Affiliates with whom it has come in contact in conducting activities under this Agreement; provided, however, that the foregoing provisions shall not apply to (a) a general advertisement or solicitation program that is not specifically targeted at such persons or (b) the solicitation of any employee after such time as such employee’s employment has been terminated by the other Party or its Affiliate.

     17.6 Maintenance of Records. Each Party shall keep and maintain all records required by Law with respect to Collaboration Products and shall make copies of such records available to the other Party upon reasonable request.

     17.7 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States.

     17.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     17.9 Assignment. Neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted, withheld or conditioned at such other Party’s sole and absolute discretion); provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party to any Affiliate of such Party, or to any Third Party (a) with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement pertains or (b) subject to Section 14.3.1, in part, in connection with the sale or transfer of such Party’s business relating to Commercialization of any Collaboration Product within a particular country. The assigning Party (unless it is not the surviving entity) shall remain jointly and severally liable with, and shall guarantee the performance of, the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity shall assume in writing all of the assigning Party’s obligations under this Agreement. Notwithstanding the foregoing, in the event Duramed sells, transfers, assigns, delegates, pledges, licenses or otherwise disposes of a Collaboration Product(s) to a Third Party (whether pursuant to a joint venture, collaboration or otherwise), Shire shall have no obligation to reimburse such Third Party for any development expenses such Third Party may incur with respect to such Collaboration Product(s); provided, however, that Duramed shall remain entitled to reimbursement pursuant to Section 7.2 for any remaining Collaboration Products up to the Maximum Reimbursement Amount. Any purported assignment or transfer in violation of this Section 17.9 shall be void ab initio and of no force or effect. Notwithstanding anything to the contrary herein, in the event any assignment by Shire hereunder gives rise to any obligation to withhold any amounts payable to Duramed, Shire, or its assignee, shall be entitled to deduct from all payments due under this Agreement the amount of all applicable withholding taxes to the extent Shire, or its assignee, pays such taxes to the appropriate governmental authority on behalf of Duramed. Shire shall properly furnish Duramed with copies of tax receipts evidencing the payment of all such taxes, levies and assessments. Duramed and Shire shall cooperate with each other in obtaining any exemption from, a refund for, or reduced rate of tax available under any applicable law or tax treaty. Notwithstanding the foregoing, Shire shall be liable for, and indemnify Duramed against, any non-U.S. taxes, any value-added or sales taxes, any duties or levies and assessments, howsoever designated or computed that are required to be paid or withheld by Shire on such payments. Shire shall so indemnify Duramed within [*] of Shire’s receipt of notification from Duramed (in accordance with Section 17.3 hereof) that either (i) based upon current facts and circumstances, Duramed does not have or will not have during the applicable tax year any or sufficient foreign tax credits available to utilize to offset such tax liability; or (ii) Duramed has applied for a refund from the taxing authority at issue (such notice to include a copy of such refund application). Notwithstanding anything in this Agreement to the contrary, in the event that withholding taxes are paid on behalf of Duramed by Shire, if Duramed uses a foreign tax credit received as a result of the payment of withholding taxes by Shire and thereby reduces the amount of U.S. income tax that Duramed otherwise would have paid, or otherwise receives a refund, Duramed shall refund to Shire the amount of such reduction with respect to such foreign tax credit or such refund.

     17.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

     17.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     17.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     17.13 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     17.14 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[Signature Page Follows.]

      IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement in duplicate originals by their proper officers as of the date first written above.

DURAMED PHARMACEUTICALS, INC.

By:

Name
Title

SHIRE LLC

By:

Name
Title

SHIRE PLC (solely for purposes of Section 15.10)

By:

Name
Title

[Signature Page to Product Development and License Agreement]

EXHIBIT A
INITIAL COLLABORATION PRODUCTS

Compound
[*]
[*]
[*]
[*]
[*]

EXHIBIT B

SUPPLY AGREEMENT

BETWEEN

SHIRE LLC

AND

DURAMED LABORATORIES, INC.

DATED AS OF

AUGUST 14, 2006

SUPPLY AGREEMENT

     This SUPPLY AGREEMENT (this “Agreement”), dated as of August 14, 2006, by and among Shire LLC, a Kentucky limited liability company having a place of business at 725 Chesterbrook Boulevard, Wayne, Pennsylvania 19087 (“Shire”), and Duramed Pharmaceuticals, Inc., a Delaware corporation having a place of business at 400 Chestnut Ridge Road, Woodcliff Lake, NJ 07677 (“Duramed”) (each a “Party” and collectively, the “Parties”).

RECITALS

     WHEREAS, the Parties have entered into that certain Product Development and License Agreement (the “Product Development Agreement”), dated as of the date hereof, pursuant to which the Parties are developing Collaboration Products (as defined therein), with such Collaboration Products to be commercialized by Duramed in certain geographic regions, and by Shire in the rest of the world (capitalized terms used herein but not defined herein shall have the meanings set forth in the Product Development Agreement);

     WHEREAS, the Product Development Agreement contemplates the Parties entering into this Agreement to govern the supply of Collaboration Products by Duramed to Shire; and

     WHEREAS, Duramed desires to manufacture and/or supply the Collaboration Products to Shire upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

     “Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is control led by, or is under common control with, such Party, but only for so long as such control continues. For purposes of this definition, “control” means the power to direct the management and affairs of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares shall in any case be deemed to confer control, provided that, the direct or indirect ownership of a lower percentage of such securities shall not necessarily preclude the existence of control.

     “API Cost” for a Shire Product means the actual cost paid by Duramed on a pass-through basis for the active pharmaceutical ingredient in such Shire Product. For the avoidance of doubt, all raw material and manufacturing costs of cervical and vaginal rings in a Shire Product shall not be included in the API Cost.

     “Changeover Plan” has the meaning set forth in Section 8.2.

      “Effective Date” means the date on which the Parties have attached mutually agreed Exhibits to this Agreement for the supply of a particular Collaboration Product in accordance with Section 2.1.

     “Force Majeure Event” has the meaning set forth in Section 9.1.

     “Fully Allocated Manufacturing Cost” means the actual cost incurred by Duramed for Manufacturing Shire Product, calculated in accordance with GAAP and using normal standard cost accounting and allocation methods and procedures of Duramed consistently applied and maintained, including, but not limited to, API Cost, all raw material and manufacturing costs of cervical and vaginal rings, and all costs of active and inactive ingredients therein; provided that, for purposes of this Agreement, Fully Allocated Manufacturing Cost shall not include overhead absorption related to significant idle or excess capacity in connection with (i) expansion of an existing facility; or (ii) the construction or validation of any new manufacturing facility of Duramed or any of its Affiliates that may be constructed after the date of this Agreement first written above.

     “Losses” means any and all liabilities, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, however, that the term “Losses” shall not include any special, consequential, indirect, punitive or similar damages, except to the extent actually paid by a Party pursuant to any Third Party Claim.

     “Manufacturing” shall mean all activities related to the manufacturing of a Shire Product or any component or ingredient thereof, including packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing.

     “Net Sales Price” shall mean, [*]

     “Packaging Specifications” means the packaging and labeling specifications for Shire Product set forth on Exhibit B, as amended or supplemented from time-to-time in accordance with Section 3.13.

     “Product Specifications” means the specifications for Shire Product set forth on Exhibit A, as amended or supplemented from time-to-time on mutual agreement of the Parties.

     “Purchase Order” has the meaning set forth in Section 3.2.

     “Rolling Forecast” has the meaning set forth in Section 3.1.

     “Shire Product” means a Collaboration Product to be manufactured hereunder as set forth in Section 2.1.

     “Term” has the meaning set forth in Section 7.1.

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     “Termination Assistance Services” has the meaning set forth in Section 8.1.

ARTICLE II
SUPPLY OF PRODUCTS

     Section 2.1. Collaboration Products. Pursuant to the terms and conditions of this Agreement, Shire shall exclusively purchase from Duramed, and Duramed shall supply to Shire, Shire’s requirements for Collaboration Products, including for Development activities under the Product Development Agreement, in placebo and active forms. Upon Development of a Collaboration Product under the Product Development Agreement, the Parties shall attach hereto mutually agreed Exhibits applicable to the supply of such Collaboration Product. This Agreement, together with such Exhibits, shall be considered a separate agreement for each Collaboration Product. Duramed shall have no obligation to supply any Collaboration Product that has not been reduced to final finished dosage form under the applicable Development Plan, and all Exhibits hereto shall be consistent with such final finished dosage form.

     Section 2.2. Cooperation on Manufacturing Plan. The Parties acknowledge that Duramed will require certain minimum lead times and may have various options for manufacturing Shire Product hereunder, which options may include (i) building a dedicated manufacturing plant, which plant may or may not include excess capacity, (ii) utilizing excess capacity at existing manufacturing plants, (iii) expanding capacity at existing manufacturing plants, or (iv) combinations of the foregoing. Within [*] following the Effective Date (with respect to each Collaboration Product), the Parties shall meet to develop non-binding forecasts for capacity planning purposes of Shire’s anticipated needs for each Shire Product for clinical and commercial purposes over the clinical testing period and (i) the twelve (12) month period following first commercial launch of each Shire Product; and (ii) the 36 month period following the first commercial launch of each Shire Product. Thereafter, the Parties shall meet on an as-required basis, but no less than once each calendar quarter, to update such capacity planning forecast. The Parties shall also reasonably cooperate to develop non-infringing manufacturing techniques for Collaboration Products.

     Section 2.3. Initial Forecast and Purchase Order. At least [*] prior to the first anticipated clinical use or commercial launch for a Shire Product, Shire shall submit to Duramed an initial forecast (the “Initial Forecast”), which Initial Forecast shall be updated thereafter in accordance with Section 3.1. Notwithstanding any other provision of this Agreement, in no event shall Shire submit a Purchase Order for any initial order of a Shire Product [*] prior to the required delivery date for such initial order.

     Section 2.4. Initial Implementation Meeting. No later than thirty (30) days after the receipt of an initial Purchase Order, Duramed and Shire shall hold an initial implementation meeting (at such time and place or by such means as are mutually agreed by the Parties) to develop specific implementation requirements for the supply of Shire Product to Shire. Thereafter, Duramed and Shire shall conduct implementation-planning meetings as reasonably required by the Parties in order to update and discuss (i) the current status of Duramed’s implementation activities, and (iii) the status of any actual and anticipated problem areas, their impact on the work efforts of Duramed, and actions being taken and/or needed to be taken by the Parties in order to reduce the potential impact of such problems.

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ARTICLE III
FORECASTS, ORDERS AND SHIPMENT

     Section 3.1. Forecasted Quantities. [*]

     Section 3.2. Purchase Order Form. Shire shall submit all orders for the purchase of Shire Products using the form of purchase order attached hereto as Schedule 1 (each a “Purchase Order”). Each Purchase Order will be delivered to such location as Duramed designates in writing to Shire from time to time. After Duramed receives a Purchase Order, Duramed shall acknowledge receipt thereof in writing within five (5) business days, either (i) accepting the Purchase Order, or (ii) seeking clarification of the Purchase Order, if necessary. Duramed shall have no obligation to accept any Purchase Order that does not include all information required on Schedule 1 or that is inconsistent with the terms and conditions of this Agreement. In the event that an order is rejected, Duramed and Shire will cooperate in good faith to resolve any supply issues raised by such order. The minimum size of any order placed by Shire will be a full batch in accordance with Exhibit A hereto.

     Section 3.3. Delivery of Shire Product. Upon acceptance of a Purchase Order, Duramed shall deliver all Shire Product by the delivery date covered by such Purchase Order in accordance with the terms of this Agreement and such Purchase Order, including the quantities accepted in each Purchase Order. At the time of delivery to Shire, all Shire Product manufactured hereunder shall meet the Product Specification applicable thereto in all material respects, and shall be finished, packaged, labeled and/or ready for commercial sale by Shire as required in accordance with the Packaging Specifications.

     Section 3.4. Expedited Delivery. Upon the request of Shire to supply the quantities of Shire Product under a Purchase Order on an expedited basis, Duramed shall notify Shire of any expected increased costs that Duramed anticipates it will incur. Subject to prior written approval by Shire of these increased costs, Duramed shall use reasonable efforts to supply the quantities of Shire Product on an expedited basis. Duramed shall not have any liability for any failure to meet any such requested expedited delivery schedule.

     Section 3.5. Excess Purchase Orders. Duramed shall use commercially reasonable efforts to, but shall not be obligated to supply quantities of any Shire Product in excess of 120% of the quantities set forth in the most recent forecast for such quarter. If Duramed believes it will be unable to deliver any additional volume on the date specified by Shire in the applicable Purchase Order, Duramed shall notify Shire in writing as promptly as practicable, and shall provide a proposed alternative delivery schedule. Any agreement on the delivery schedule for such additional volume shall be documented in writing and shall become effective only upon mutual written agreement of both Parties to the terms and conditions thereof.

     Section 3.6. Cancellation of Orders. Shire may not cancel an order without payment to Duramed in full for the order. Duramed shall, in good faith, use commercially reasonable efforts to mitigate the costs of cancellation of any Purchase Order.

     Section 3.7. Conflict. The terms of this Agreement shall prevail over any conflicting, inconsistent or additional terms set forth in any Purchase Order.

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     Section 3.8. Delivery and Risk of Loss. All Shire Products shipped under this Agreement will be shipped Ex-Works (Incoterms 2000) Duramed’s manufacturing facility to such location designated by Shire in the applicable accepted Purchase Order. Shire will pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Shire Products. Risk of loss to Shire Products shall pass to Shire upon delivery to Shire’s designated carrier. Title to all Shire Products manufactured hereunder shall pass to Shire on payment by Shire for the applicable Shire Product or pro-rata portion thereof.

     Section 3.9. Certificate of Analysis. A Certificate of Analysis (“COA”) will accompany each shipment of Shire Products in the form attached hereto as Schedule 2.

     Section 3.10. Location of Manufacturing. All Shire Products Shire shall be manufactured in a facility that has been designated as an approved manufacturing facility by the applicable Regulatory Approval for such Shire Product. Should Duramed desire to change any of the manufacturing site for a Shire Product, or any component thereof, to a site other than those designated in the applicable Regulatory Approval, Duramed shall notify Shire in writing and the Parties shall thereafter meet to discuss the potential consequences of such a change. Duramed shall not change manufacturing sites for any Shire Product, or any component thereof, except in accordance with the authorization of the applicable Governmental Authority, and the procedures and requirements set forth in this Agreement.

     Section 3.11. Shortage of Materials. In the event that the materials and/or resources required to manufacture and deliver Shire Products to Shire in accordance with this Agreement are, or are reasonably anticipated to become, in short supply such that Duramed may be unable to provide Shire with the quantities of Shire Products set forth in a Purchase Order, Duramed shall notify Shire of such shortage as promptly as practicable. If Duramed so notifies Shire, Duramed and Shire shall promptly meet to discuss how to address the potential shortage. In the event that Duramed, at any time, has any information indicating that it may not be able to supply Shire with all Shire Products in accordance with a confirmed Purchase Order, Duramed shall as soon as practicable provide Shire a written notice to that effect. To the extent that there is any such shortage, Duramed shall allocate on a pro-rata basis the supply of Shire Products and similar Duramed products based on the prior 12 months’ sales for each of Shire and Duramed for such products. Any failure by Duramed to meet its obligations under this Agreement as a result of a general shortage of raw materials (i.e., a shortage that not only affects Duramed, but also affects the general market for such raw materials) shall not be considered a breach of this Agreement provided that Duramed is meeting its obligations under Article IX. To the extent (other than as a result of a Force Majeure Event) that Duramed fails to supply at least 80% of the quantities of Shire Product in the aggregate ordered for a particular calendar quarter for two consecutive calendar quarters, Shire may request and Duramed shall, at its cost and expense, qualify a second source of supply. Such second source shall be qualified and ready to manufacture Shire Product within 12 months following such Shire request. If Duramed fails to qualify and have ready such second source, then Shire shall have the right to qualify and make ready such second source and Duramed shall promptly reimburse Shire for costs and expenses incurred by it in so doing. Such second source shall be used by Duramed to supply Shire Product to Shire under this Agreement at least to the extent required to maintain the second source as a qualified manufacturer of Shire Product.

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     Section 3.12. Product Specifications. Duramed shall manufacture all Shire Product so that, at the time of delivery to Shire, the Shire Product conforms, in all material respects, to the Product Specifications, cGMP and any reasonable requests communicated by Shire to Duramed in order for Shire to comply with any legal or regulatory obligations applicable to Shire. At the time of shipment of Shire Products, the Shire Products shall have a minimum remaining shelf life of not less than that agreed upon by the Parties with respect to the Shire Product at issue as set forth in Exhibit A. On mutual agreement of the Parties, the Parties may modify the Product Specifications of the Shire Product by amendment to Exhibit A, unless such changes are required by any regulatory authority, in which case Shire may unilaterally modify the Product Specifications of the Shire Product. Upon modification of such Product Specifications, Duramed shall use commercially reasonable efforts to alter its manufacturing processes to meet such Product Specifications and shall not be liable for any failure to meet its obligations hereunder while acting in good faith to meet the new Product Specifications.

     Section 3.13. Packaging Specifications. Duramed shall package the Shire Product in accordance with the Packaging Specifications. Changes in the Packaging Specifications shall be subject to the mutual agreement of the Parties on a schedule to be agreed by the Parties, taking into account the time and cost required for Duramed to implement any necessary manufacturing or packaging modifications. Shire shall compensate Duramed for the cost of any inventory of old packaging that cannot be used as a result of any modification by Shire to the Packaging Specifications, and for any other costs incurred as a result of the implementation of the modifications to the Packaging Specifications requested by Shire. Shire will be responsible for ensuring the accuracy of all information contained on all labels for Shire Products and for the compliance of all such labels with applicable Laws and Regulatory Approvals.

     Section 3.14. Facility Maintenance; Inspection; Reports. Duramed shall, at all times, maintain and operate all facilities where Shire Products are manufactured, packaged or tested, and implement required quality control procedures to perform its obligations under this Agreement. Not more than once every twelve (12) months (or more often in the case of a deficiency), Duramed shall permit, or cause its contractors to permit, quality assurance representatives of Shire or designated third parties and representatives of the applicable Government Authority to inspect such facilities upon reasonable advance notice, during normal business hours and on a confidential basis. Duramed shall promptly provide, or cause its contractor to provide, Shire with a copy of any notice from the applicable Government Authority received at the conclusion of an inspection relating to any Shire Product.

     Section 3.15. Subcontracting. Duramed shall have the right to subcontract manufacture and supply under this Agreement to any Affiliate of Duramed or to a Third Party, provided that, (i) Duramed shall procure that such Affiliates and Third Parties comply with the terms and conditions of this Agreement, (ii) Duramed shall be liable for any non-performance or breach by such Affiliate or Third Party, and (iii) any subcontracting to a Third Party shall be subject to Shire’s approval, which approval shall not be unreasonably withheld.

     Section 3.16. Competing Products. Subject to the Product Development Agreement, Shire recognizes and acknowledges that Duramed and its Affiliates have been, and

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will continue to be, actively involved in the field in which the Shire Products may be sold. Shire acknowledges that Duramed and its Affiliates currently, or may in the future, market, sell and distribute products that compete directly with any Shire Product, and may continue to market, sell and distribute these and other competing products throughout the Term of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

     Section 4.1. Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the date hereof, as follows:

     (a) Due Authorization. Such Party is a corporation duly incorporated and in good standing (where such concept applies) as of the Effective Date, and the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

     (b) Due Execution. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

     (c) No Conflict. Such Party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of such Party; (ii) conflict with or violate any law, rule, regulation or governmental order applicable to such Party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any agreement to which it is a party.

     (d) Duly Licensed. Such Party is duly licensed, authorized or qualified to do business and is in good standing (where such concept applies) in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on such Party’s ability to fulfill its obligations hereunder.

ARTICLE V
QUALITY ASSURANCE

     Section 5.1. Duramed Compliance. Duramed shall manufacture, fill, package, handle and warehouse the Shire Products in conformity with all applicable laws, cGMP requirements and the Product Specifications. Shire shall maintain all Regulatory Approvals and all permits and licenses issued by any Governmental Authority that are necessary to permit Duramed to manufacture and supply the Shire Products. Duramed shall advise Shire of any information of which it becomes aware arising out of Duramed’s activities hereunder that have adverse regulatory compliance and/or reporting consequences affecting the Shire Products.

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     Section 5.2. Inspections. Duramed shall advise Shire of any requests by any Governmental Authority for inspections of the premises used to manufacture Shire Products. In the event the portion of Duramed’s facilities at which Shire Product are manufactured is inspected by any Governmental Authority, Duramed shall use commercially reasonable efforts to ensure that Shire shall have the right to be present during such inspection. To the extent relating directly to a Shire Product, Duramed shall notify Shire of any alleged violations or deficiencies relating to a facility at which any Shire Products are manufactured, packaged or stored, and, to the extent relating directly to a Shire Product, shall disclose to Shire all relevant portions of any notice of observations or potential violations as well as a copy of its response thereto.

     Section 5.3. Shire Compliance. Shire shall hold, store, handle, ship, deliver, distribute and/or sell the Shire Products (i) in accordance with applicable cGMP requirements, laws and Regulatory Approvals; and (ii) in compliance with the Product Specifications. Shire shall enter into all necessary compliance agreements as may be reasonably required or designated by Duramed, including but not limited to the quality agreement attached hereto as Exhibit C (the “Quality Agreement”) and any other agreements to cover quality assurance and adverse incident reporting, including the safety agreement attached hereto as Exhibit D (the “Safety Agreement”).

     Section 5.4. Quality Control. Upon delivery of Shire Products to Shire, Shire shall be solely responsible for compliance with all Laws and Regulatory Approvals with respect to the Shire Products.

     Section 5.5. Rejection of Delivered Products. Within [*] of receipt of any Shire Product, Shire shall inspect the Shire Product and advise Duramed of any defect whereby the Shire Product does not conform to the Product Specifications. Any Shire Product not refused within [*] shall be deemed accepted subject to Section 5.6 below; provided, however, that such acceptance or deemed acceptance shall not adversely affect any claim for indemnification provided in Article XI. If Shire desires to refuse acceptance, Shire shall, within such thirty (30) day period, inform Duramed of its refusal to accept the defective Shire Product and the reason(s) therefor. In the event that Shire refuses acceptance, Duramed, upon confirmation of the reasons for refusal of the Shire Product, will replace the defective Shire Product or refund the purchase price thereof, at Shire’s option. If Duramed and Shire do not agree on the refusal or rejection of Shire Product, then any Party may refer the matter for final analysis to a specialized laboratory of national reputation acceptable to both Parties for the purpose of determining the results. Any determination by such laboratory shall be final and binding upon the Parties. The cost of any such review by a laboratory shall be borne by Shire if it is determined that the Shire Product conforms to the Product Specifications, and by Duramed if determined that it does not.

     Section 5.6. Latent Defects. Shire shall have the right to refuse and reject any Collaboration Product within [*] from the date Shire becomes aware of a defect in a Shire Product delivered hereunder, in the case of defects that are not evident upon a reasonable initial inspection but which subsequently become evident.

     Section 5.7. Non-Conforming Products. Notwithstanding any other provisions of this Agreement, Shire shall return to Duramed or its designee any Shire Products that do not conform with the Product Specifications at the time of shipment to Shire, or if Shire and

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Duramed mutually agree, to dispose of such Shire Products as Duramed may direct. Duramed shall be responsible for the costs associated with the proper disposal of all such Shire Products not in conformance with the Product Specifications at the time of shipment and shall promptly replace or credit, at the option of Duramed, such non-conforming Shire Products.

     Section 5.8. Cost of Recall. In the event that any Shire Product is quarantined or recalled, or is subject to a stop-sale action, whether voluntary or by the action of any Governmental Authority, or as a result of the revocation or expiration of any Regulatory Approval, any expenses, including any out-of-pocket administrative costs and reasonable fees of any experts or attorneys that may be utilized by either Party, government fines or penalties, related to such recall, quarantine or stop-sale, shall be borne by Shire unless it is determined that the reason for the quarantine, recall or stop-sale action is the result of the breach by Duramed of its obligations under this Agreement, and in such case such expenses shall be shared according to the relative responsibility of each Party. Such determination may be made by the Governmental Authority involved, or by mutual agreement of the Parties following examination and review of all records pertinent to the manufacture of the Shire Product subject to such recall.

     Section 5.9. Regulatory Actions. If any regulatory authority in the Shire Territory takes any action with respect to a Shire Product that requires a response or action by Duramed, Duramed shall use commercially reasonable efforts, at the expense of Shire, to carry out the response or action, at all times in consultation with Shire, and promptly thereafter Duramed shall meet with Shire and agree a suitable plan of action in order to try and rectify and/or address any problem(s) identified by the Regulatory Authority within a reasonable period of time at the expense of Shire. Notwithstanding the foregoing, if any of the above expenses result from Duramed’s breach, negligence or willful misconduct hereunder, then any expenses incurred under this Section 5.9 shall be Duramed’s responsibility.

ARTICLE VI
PRICE AND PAYMENTS

     Section 6.1. Clinical Non-Seasonique Supply Prices. [*]

[*]

     Section 6.2. Commercial Non-Seasonique Supply Prices. [*]

[*]

     Section 6.3. Clinical Seasonique Prices. [*]

[*]

     Section 6.4. Commercial Seasonique Supply Prices. [*]

[*]

     Section 6.5.Unit Price Negotiation. [*].

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     Section 6.6. Records. Duramed shall keep complete and accurate records, consistent with GAAP, of the Fully Allocated Manufacturing Costs and API Costs.

     Section 6.7. Invoices. Duramed may invoice for Shire Product at any time following tender thereof to Shire’s carrier. All invoices shall be sent to a single address specified in writing by Shire. Payment for Shire Product shall be due within [*] after the date of the invoice by check or electronic funds transmission in United States dollars without any offset or deduction of any nature whatsoever. All electronic payments shall be made to such account as Duramed shall have specified in writing to Shire with written confirmation of payment sent by facsimile to such address as Duramed shall have specified in writing to Shire. If Shire fails to pay any undisputed invoiced amount when due, a service charge will be imposed by Duramed equal to the [*] per month or the highest rate permitted by law of the outstanding amount for each month or portion thereof that such amount is overdue.

     Section 6.8. Taxes. The purchase price of Shire Products as determined in accordance with Section 6.1 shall be exclusive of any applicable value added tax and any other taxes, duties and impositions that, if applicable, shall be paid by Shire to Duramed at the same time as the purchase price for such Shire Product. Shire shall bear the cost of any such taxes, duties or impositions of any kind, nature or description applicable to the sale and transportation of Shire Product, and Shire will forthwith pay to Duramed all such amounts upon demand.

     Section 6.9. Separate Sale. Each shipment of Shire Product shall constitute a separate sale, obligating Shire to pay therefor, whether such shipment is in whole or only partial fulfillment of any Purchase Order.

     Section 6.10. Deductions. Shire shall not to make any deductions of any kind from any payments due to Duramed hereunder unless Shire will have received prior written authorization from Duramed authorizing such deduction.

     Section 6.11. Audit.

     (a) Audit. Shire shall have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to Duramed, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Duramed as may be reasonably necessary to verify the accuracy of amounts paid by Shire under this Agreement for any calendar year ending not more than three (3) years prior to the date of such request; provided, however, that, Shire shall not have the right to conduct more than one such audit in any twelve (12) month period and that Shire shall not be permitted to audit the same period of time more than once. The accounting firm shall disclose to Shire only whether the various expenses subject to reimbursement under this Agreement are correct or incorrect and the specific details concerning any discrepancies. Shire shall bear all costs of such audit, unless the audit reveals a discrepancy in Shire’s favor of more than five percent (5%), in which case Duramed shall bear the cost of the audit. If Duramed disputes the findings pursuant to this Section 6.11, the Parties shall meet and discuss such dispute.

     (b) Payment of Additional Amounts. If, based on the results of any audit, (a) additional payments are owed by Shire to Duramed under this Agreement, then Shire shall make

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such additional payments, or (b) the payments previously made by Shire to Duramed under this Agreement are in excess of the amounts that were actually required to be made, then Duramed shall return such excess payments, in each case within fifteen (15) Business Days after the accounting firm’s written report is delivered to the Parties.

ARTICLE VII
TERM AND TERMINATION

     Section 7.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with this Article VII (the “Term”). Shire may terminate this Agreement as to the supply of particular Shire Product at any time on one (1) years written notice to Duramed. Subject to Article VIII, Duramed may terminate this Agreement as to the supply of particular Shire Product at any time on eighteen (18) months written notice to Shire, provided that Duramed may not terminate this Agreement under this sentence until ten (10) years following the Effective Date. Termination of this Agreement with respect to one or more Shire Products shall not relieve the Parties of any obligations with respect to any other Shire Products, and this Agreement shall remain in effect as to such other Shire Products.

     Section 7.2. Termination of Exclusivity. Notwithstanding the provisions of Section 7.1, the obligations of the Parties under Section 2.1 shall be effective as of the date of execution of this Agreement and may not be terminated except on mutual agreement of the Parties. Termination of this Agreement as to the supply of any particular Shire Product under Section 7.1 shall not affect the rights and obligations of the Parties with respect to the other Shire Products under Section 2.1.

     Section 7.3. Termination for Cause. Either Party may terminate this Agreement as to the supply of a particular Shire Product at any time in the event that the other Party materially breaches this Agreement as to such Shire Product and such material breach continues uncured for a period of ninety (90) days after written notice thereof; provided, however, in the event that the breaching Party has in good faith commenced cure within such ninety (90) day period, but cannot practically complete such cure within such ninety (90) day period, the breaching Party shall have an additional ninety (90) day cure period. In the event a material breach of this Agreement is incapable of cure or cannot be cured in the time periods set forth in the previous sentence acting using commercially reasonable efforts, without limiting any other rights of the non-breaching Party, including the right to seek injunctive relief, the non-breaching Party shall not have the right to terminate this Agreement if (i) the breaching Party is providing full cooperation to resolve and/or mitigate the breach, and (ii) the breach was not caused by willful misconduct by the breaching Party.

     Section 7.4. Survival. The provisions of Sections 5.8 and 7.4, and Articles VIII, X, XI and XII shall survive termination or expiration of this Agreement. Termination of this Agreement shall not affect the obligation of any Party to pay the other Party any amounts due hereunder accrued prior to the termination date hereof. Except in the event of termination by Duramed under Section 7.3, upon termination of this Agreement Duramed shall deliver to Shire on an ex-works basis all manufactured and work-in progress quantities of Shire Product in its possession that have been manufactured in respect of a specific Purchase Order(s) accepted by

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Duramed hereunder subject to payment in advance therefor by Shire. The right to terminate this Agreement shall not prejudice any other right or remedy in equity or at law of a Party in respect of any breaches of this Agreement.

ARTICLE VIII
TERMINATION ASSISTANCE SERVICES

     Section 8.1. Termination Assistance Services. If (i) Duramed terminates this Agreement as to the supply of particular Shire Product under Section 7.1 (and Shire intends to continue Commercializing the applicable Shire Product), or (ii) Shire terminates this Agreement under Section 7.3 (and Shire intends to continue Commercializing the applicable Shire Product), Duramed shall for a period of one (1) year thereafter, upon Shire’s request, provide any cooperation reasonably requested by Shire that may be required to facilitate the transfer of the manufacture of the applicable Shire Product to Shire or Shire’s designee (“Termination Assistance Services”). Shire shall reimburse Duramed for the reasonable costs of Duramed in providing Termination Assistance Services. The rights of Shire under this Section 8.1 shall be without prejudice to the Parties’ rights to pursue legal remedies for breach of this Agreement, either for breaches prior to termination or during the period this Agreement is continued in force post termination.

     Section 8.2. Development of Changeover Plan. If and to the extent requested by Shire, whether prior to, upon, or following termination of this Agreement by Shire, Duramed shall use commercially reasonable efforts to assist Shire in developing a plan that shall specify the tasks to be performed by the Parties in connection with the Termination Assistance Services and the schedule for the performance of such tasks (a “Changeover Plan”). The Changeover Plan shall include descriptions of the services, fees, documentation and access requirements that will promote an orderly transition of the manufacture of Shire Product to Shire or its designee.

     Section 8.3. Know-How, Infrastructure, and Software. In connection with the Termination Assistance Services, Duramed shall make available to Shire or its designee, to the extent owned or controlled by and in the possession of Duramed and reasonably required to manufacture the applicable Shire Product, (i) copies of all applicable requirements, standards, policies, reports and report formats, user manuals, technical manuals, system architecture, processes, operating procedures and other documentation, (ii) copies of flow charts of the manufacturing procedures and work instructions related to manufacturing the relevant Shire Product, (iii) a list of all material equipment, including the source of such equipment, utilized in the production of the applicable Shire Product, (iv) copies of all current specifications, including packaging, for the relevant Shire Product, (v) copies of all standard operating procedures for the manufacturing procedures to be made available to Shire, (vi) all necessary environmental conditions necessary to manufacture the relevant Shire Product and copies of any existing external environmental impact studies based on the materials or methods employed in the manufacturing method to be made available to Shire, and (vii) such other documentation as the Parties may agree.

ARTICLE IX
FORCE MAJEURE

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     Section 9.1. Force Majeure. No Party shall be responsible for failure or delay in performance hereunder due to reasons beyond its reasonable control, including without limitation, by reason of fire, flood, riot, freight embargoes, acts of God or of the public enemy, war or civil disturbances, general shortage of raw materials (i.e., a shortage that not only affects Duramed, but also affects the general market for such raw materials), or any future laws, rules, regulations or acts of any government affecting a Party that would delay or prohibit performance hereunder (a “Force Majeure Event”). Upon the occurrence of a Force Majeure Event, the Party whose performance is so affected shall promptly give notice to the other Party of the occurrence or circumstance upon which it intends to rely to excuse its performance. During the duration of the Force Majeure Event, the Party so affected shall use its reasonable commercial efforts to avoid or remove such Force Majeure Event and shall take reasonable steps to resume its performance under this Agreement with the least possible delay. Any Force Majeure Event must be beyond the control and without the fault or negligence of the Party claiming excusable delay, provided that, breaches by any Party’s subcontractors shall not excuse any delay or failure by that Party.

ARTICLE X
CONFIDENTIALITY

     Section 10.1. Confidential Information. As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or generated pursuant to this Agreement by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”), including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public. Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were disclosed to a Party, other than under an obligation of confidentiality, by a third party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the

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other Party, to the extent such Receiving Party has documentary evidence to that effect.

     Section 10.2. Confidentiality Obligations. Each of Duramed and Shire shall keep confidential all Confidential Information of the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information but in no event less than a reasonable degree of care. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who are bound by confidentiality obligations consistent with those contained herein and who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party and its Affiliates or their directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall continue to be subject to the provisions of this Article X.

     Section 10.3. Permitted Disclosure and Use. Notwithstanding Section 10.2, a Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) obtain Regulatory Approval to the extent such disclosure is made to a Governmental Authority; (b) comply with or enforce any of the provisions of this Agreement; (c) comply with Laws; or (d) comply with applicable stock exchange regulations. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 10.3, such Party shall give reasonable advance notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. In addition, notwithstanding Section 10.2, the Parties shall cooperate to prepare standardized public responses to anticipated inquiries from the public, press, stockholders, investors and/or analysts with respect to the activities hereunder. Despite the foregoing, each Party agrees that the other Party is free to disclose this Agreement in its entirety to the United States Federal Trade Commission and the United States Department of Justice, or to any court with jurisdiction over the litigations settled under the Settlement Agreement between Shire Laboratories Inc. and Barr Laboratories Inc. dated August 14, 2006.

     Section 10.4. Unauthorized Disclosure. The Receiving Party acknowledges and agrees that the Confidential Information of the Disclosing Party constitutes proprietary information and trade secrets valuable to the Disclosing Party, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall be presumed to cause irreparable injury to the Disclosing Party.

     Section 10.5. Notification. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and shall cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure. The Receiving Party

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acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the Disclosing Party may be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction in the event of such unauthorized disclosure.

     11.5 Confidentiality of this Agreement. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article X.

ARTICLE XI
INDEMNIFICATION

     Section 11.1. Indemnification by Shire. Shire hereby agrees to hold Duramed, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a third party (each a “Third Party Claim”) resulting directly from (a) any breach by Shire of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by Shire or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) the Shire Product, including the use, handling, storage, sale or other disposition of Shire Product (including, without limitation, those Third Party Claims that involve product defect, product liability, death or bodily injury (or allegations thereof) to any individual or any property, or (d) infringement of intellectual property based on the Product Specification, Packaging Specifications, manufacture, use, sale, offer for sale, importation or other distribution of Shire Product, except to the extent that such Losses in (a) through (c) result from the negligence or willful misconduct of Duramed, or the breach of this Agreement by Duramed.

     Section 11.2. Indemnification by Duramed. Duramed hereby agrees to hold Shire, its Affiliates, and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting directly from (a) any breach by Duramed of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (b) the negligence or willful misconduct of Duramed or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, or (c) claims that involve product defect, product liability, death or bodily injury (or allegations thereof) to any individual or any property to the extent that such claim results from Duramed’s breach, negligence or willful misconduct hereunder,, except to the extent that such Losses in (a) through (c) result from the negligence or willful misconduct of Shire, or the breach of this Agreement by Shire.

     Section 11.3. Notice of Claim. All indemnification claims in respect of any indemnitee seeking indemnity hereunder (collectively, the “Indemnitees” and each an “Indemnitee”) shall be made solely by the corresponding Party (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification hereunder, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim. Each

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Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

     Section 11.4. Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification hereunder by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

     Section 11.5. Right to Participate in Defense. Without limiting Section 11.4, any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 11.4 (in which case the Indemnified Party shall control the defense).

     Section 11.6. Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, shall deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and shall transfer to the Indemnified Party all amounts which said Indemnified Party shall be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 11.4, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall be at the Indemnified Party’s reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 11.4 shall not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the

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Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 11.4.

     Section 11.7. Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

     Section 11.8. Expenses of the Indemnified Party. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     Section 11.9. Insurance. At all times from the Effective Date until three (3) years following termination or expiration of this Agreement, each of Shire and Duramed will maintain product liability insurance (or self insurance), that is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size, but in no event less than $10,000,000 per occurrence and $10,000,000 in the aggregate limit of liability per year. Each of Shire and Duramed shall provide written proof of such insurance or self insurance to the other Party upon request.

     11.10. Exclusion of Certain Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR ANY DIRECT OR INDIRECT LOSS OF PROFIT, LOST BUSINESS OPPORTUNITY, LOSS OF OR DISRUPTION TO PRODUCTION OR GOODWILL, EXCEPT TO THE EXTENT SUCH DAMAGES: (A) ARE INCLUDED IN A THIRD-PARTY CLAIM FOR WHICH SUCH PARTY IS INDEMNIFIED HEREUNDER; OR (B) ARE FOR BREACH OF CONFIDENTIALITY OBLIGATIONS.

ARTICLE XII
MISCELLANEOUS

     Section 12.1. Entire Agreement; Amendment. This Agreement, together with the Product Development Agreement, including the exhibits attached hereto and thereto (each of

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which is hereby and thereby incorporated herein and therein by reference), set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties, which shall continue to govern the obligations of the Parties with respect to information disclosed thereunder with respect to periods prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. For the avoidance of doubt, the Parties agree that all covenants, promises, agreements, warranties, representations, conditions, and understandings set forth herein are made and deemed effective as of the Effective Date, and that the execution of this Agreement shall not constitute a waiver of any right or claim of either Party as of the Effective Date.

     Section 12.2. Notices. All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Duramed:	Duramed Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 201-930-3330 Attention: President

with a copy to:	Barr Pharmaceuticals, Inc. 400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 Phone: 201-930-3300 Fax: 888-843-0563 Attention: General Counsel

For Shire:	Shire LLC 725 Chesterbrook Boulevard Wayne, Pennsylvania 19087-5637 Fax: (484) 595-8163 Attention: General Counsel

with a copy to:	Morgan, Lewis & Bockius LLP 502 Carnegie Center

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Princeton, NJ 08540 Fax: (609) 919-6701 Attention: Randall B. Sunberg

     Section 12.3. Independent Contractors. In making and performing this Agreement, Shire and Duramed shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between Shire and Duramed and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

     Section 12.4. Maintenance of Records. Each Party shall keep and maintain all records required by Law with respect to the Shire Products and shall make copies of such records available to the other Party upon reasonable request.

     Section 12.5. United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States.

     Section 12.6. No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     Section 12.7. Assignment. Neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted, withheld or conditioned at such other Party’s sole and absolute discretion); provided, however, that either Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party to any Affiliate of such Party, or to any Third Party (a) with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement pertains or (b) in part, in connection with the sale or transfer of such Party’s business relating to Commercialization of a Collaboration Product within a particular country. The assigning Party (unless it is not the surviving entity) shall remain jointly and severally liable with, and shall guarantee the performance of, the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity shall assume in writing all of the assigning Party’s obligations under this Agreement. Any purported assignment or transfer in violation of this Section 12.7 shall be void ab initio and of no force or effect. Notwithstanding anything to the contrary herein or in the Product Development Agreement, in the event any assignment by Shire hereunder gives rise to any obligation to withhold any amounts payable to Duramed, Shire, or its assignee, shall be entitled to deduct from all payments due under this Agreement the amount of all applicable withholding taxes to the extent Shire, or its assignee, pays such taxes to the appropriate governmental authority on behalf of Duramed. Shire shall properly furnish Duramed with copies of tax receipts evidencing the payment of all such taxes, levies and assessments. Duramed and Shire shall cooperate with each other in obtaining any exemption from, a refund for, or reduced rate of tax available under any applicable law or tax treaty. Notwithstanding the foregoing, Shire shall be liable for, and

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indemnify Duramed against, any non-U.S. taxes, any value-added or sales taxes, any duties or levies and assessments, howsoever designated or computed that are required to be paid or withheld by Shire on such payments. Shire shall so indemnify Duramed within forty-five (45) days of Shire’s receipt of notification from Duramed (in accordance with Section 12.2 hereof) that either (i) based upon current facts and circumstances, Duramed does not have or will not have during the applicable tax year any or sufficient foreign tax credits available to utilize to offset such tax liability; or (ii) Duramed has applied for a refund from the taxing authority at issue (such notice to include a copy of such refund application). Notwithstanding anything in this Agreement to the contrary, in the event that withholding taxes are paid on behalf of Duramed by Shire, if Duramed uses a foreign tax credit received as a result of the payment of withholding taxes by Shire and thereby reduces the amount of U.S. income tax that Duramed otherwise would have paid, or otherwise receives a refund, Duramed shall refund to Shire the amount of such reduction with respect to such foreign tax credit or such refund.

     Section 12.8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

     Section 12.9. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     Section 12.10. Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good fait effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     Section 12.11. Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     Section 12.12. No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

SHIRE LLC

By:

Name

Title

DURAMED PHARMACEUTICALS, INC.

By:

Name

Title

SHIRE plc, a British public limited company having a principal place of business at Hampshire International Business Park, Chineham, Basingstoke, England RG24 8EP, hereby guarantees in the performance of Shire of all obligations of Shire under this Agreement, in accordance with the terms and conditions of this Agreement, including any applicable notice or cure periods.

SHIRE LLC

By:

Name

Title

[Signature Page to Shire Products Supply Agreement]

EXHIBIT A

PRODUCT SPECIFICATIONS

All Shire Product supplied hereunder shall have a remaining expiry period of:

(a)       Not less than [*] months, if the shelf life is [*] months;

(b)       Not less than [*] months, if the shelf life is [*] months; and

(c)       Not less than [*] months, if the shelf life is [*] months.

EXHIBIT B

PACKAGING SPECIFICATIONS

EXHIBIT C

QUALITY AGREEMENT

EXHIBIT D

SAFETY AGREEMENT

SCHEDULE 1

FORM OF PURCHASE ORDER

SCHEDULE 2

FORM OF COA

EXHIBIT C

STEERING COMMITTEE CHARTER

A.	Purpose and Functions of the Steering Committee.

The Steering Committee will (i) enable, coordinate and guide the activities of the Parties relating to the development of Collaboration Products, (ii) define and implement, on an ongoing basis, a technology roadmap, and (iii) implement the Agreement and, without limiting the rights of the Parties under ARTICLE 16, resolve any disputes or disagreements related to the implementation thereof.

B.	Development Plans. Upon delivery of each Development Plan to the Steering Committee, each Party shall review the Development Plan and provide written comments and suggestions to the Steering Committee within [*] after receipt. The Steering Committee may incorporate any such revisions that it deems appropriate and will provide a recommendation of the Development Plan to each of the Parties. Notwithstanding the foregoing, Shire shall make all final decisions with respect to Development Plans affecting the Shire Territory and Duramed shall make all final decisions with respect to Development Plans in the Duramed Territory.

C.	Reporting. The Steering Committee shall report to the Parties from time to time, but in no event less often than once each quarter. Such report shall describe all projects undertaken in performance of each Development Plan. Such report also shall include any other information reasonably requested by the Parties.

D.	Steering Committee Responsibilities. The Steering Committee shall have the duty and authority to perform the functions described above and the following additional functions:

(a)	General oversight of the activities of the Parties under this Agreement, including the progress of work under each Development Plan.

(b)	Review of quarterly reports before such reports are sent to the Parties regarding the progress of the Parties’ efforts under each Development Plan.

(c)	Review of the technology budget and quarterly spending in connection with each Development Plan.
E.	Membership and Procedure.

1.	Membership on the Committee.

(a)	(a) Members. The Steering Committee members (each a “Member”) will include the Collaboration Managers, [*].

(b)	Qualifications. The qualifications of any Member shall be determined in the discretion of the Party that appoints such Member.

(c)	Removal and Vacancies. Each Party may, in its sole discretion, remove any Member appointed by it to the Steering Committee. If any Member is removed or resigns from the Steering Committee or otherwise ceases to serve on the Steering Committee for any reason (e.g., by reason of the separation of such Member from employment by the Party that appointed such Member, such Member’s death or disability, etc.), the Party that appointed such Member shall promptly notify the other Party of such Member’s withdrawal from the Steering Committee. On notice to the other Party, any vacancy on the Steering Committee shall be filled by the Party that appointed the Member who resigned from, was removed from, or for any other reason ceased to serve on the Steering Committee .

     2. Additional Attendees at Steering Committee Meetings. The Steering Committee may establish rules with respect to the attendance at the Steering Committee meetings of staff and other invitees. All such rules shall be consistently applied to both Parties.

     3. Voting. Each Member shall be entitled to one (1) vote to be cast by such Member. No vote may be cast by proxy. Except as expressly provided below, all actions, determinations or resolutions of the Steering Committee at a meeting shall require the affirmative vote of the Members present at such meeting at which a quorum (meaning more than half of the total number of Members) is present; provided that [*] may be [*], and the [*] not be [*] action, decision, determination or resolution.

     4. Notice; Waiver; Meeting Location. The Steering Committee shall meet at least [*]. Such meetings shall be held upon not less than [*] written notice. Additional meetings of the Steering Committee shall be held (A) at such other times as may be determined by the Steering Committee, or (B) at the request of the Collaboration Manager of either Party upon not less than [*] written notice. The Duramed Collaboration Manager shall determine the location of each meeting of the Steering Committee taking into account any travel considerations by Members of the Steering Committee. Notice may be provided in writing, via facsimile, or email to each Member. The presence of any Member at a meeting shall constitute a waiver of notice of the meeting with respect to such Member, unless such Member declares at the meeting that such Member objects to the notice as having been improperly given. The Steering Committee shall cause written minutes to be prepared of all actions taken by the Steering Committee and shall cause a copy thereof to be delivered to each Member within [*]. No action may be taken by the Steering Committee without a meeting to consider the matter unless each Party issues a written waiver of such meeting and unless a consent or consents in writing, setting forth the action so taken, are signed by the Members of the Steering Committee having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the Members of the Steering Committee were present and voted.

     5. Meetings by Telecommunications. Members of the Steering Committee shall have the right to participate in all meetings of the Steering Committee in person, by means of a conference telephone, or by videoconference or similar telecommunications service by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting. Any reference in this Exhibit to attendance or participation by a Member at a meeting of the Steering Committee shall be deemed to refer to attendance in person or attendance by means of a telecommunications service pursuant to this paragraph.

     6. Compensation of Members of the Steering Committee. The Members of the Steering Committee, in their capacity as such, shall not receive compensation, except with respect to any Member as such Member and the Party that appointed such Member shall otherwise mutually agree. Each Party shall bear the cost and expenses incurred by its appointed Members of the Steering Committee in connection with the activities of the Steering Committee.

     7. Conflicts. In the event of any conflict between the provisions of this Exhibit and the provisions of the Collaboration Agreement, the provisions of the Collaboration Agreement shall control.

EXHIBIT D

DEVELOPMENT PLANS

(see attached)

SCHEDULE 7.2.1A

SEASONIQUE MILESTONE PAYMENTS

Event	Payment
Filing of Drug Approval Application under EMEA for Seasonique	$[*]
Regulatory Approval under EMEA for Seasonique	$[*]
Filing of Drug Approval Application under EMEA for first new indication for Seasonique	$[*]
Regulatory Approval under EMEA for first new indication for Seasonique	$[*]
First calendar year in which annual net sales in Shire Territory for Seasonique exceed $50 million	$[*]
Second calendar year in which annual net sales in Shire Territory for Seasonique exceed $100 million	$[*]

SCHEDULE 7.2.1B

RING PRODUCT MILESTONE PAYMENTS

Event	Payment
Successful completion of Phase I clinical trials for Ring Product	$[*]
Successful completion of Phase I clinical trials for Ring Product	$[*]
Successful completion of Phase III clinical trials for Ring Product	$[*]
Filing of Drug Approval Application under EMEA for Ring Product	$[*]
Regulatory Approval under EMEA for Ring Product	$[*]
First calendar year in which annual net sales in Shire Territory for Ring Product exceed $50 million	$[*]
Second calendar year in which annual net sales in Shire Territory for Ring Product exceed $100 million	$[*]

SCHEDULE 13.3(b)

COLLABORATION PRODUCT INDs

[*]
[*]
[*]
[*]
[*]
[*]

Schedule 13.3(c)

Jurisdiction	Patent No.	Grant Date	Application No.	Filing Date
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